Exhibit 10.1

OFFICE LEASE AGREEMENT

between

SOUTHEAST STB PORTFOLIO, LLC

as Landlord

and

INTELLON CORPORATION,

as Tenant

SunTrust Bank Building

203 East Silver Springs Blvd.

Ocala, FL

TABLE OF CONTENTS

1.	DEFINITIONS		1
	1.1	Basic Lease Definitions	1
	1.2	Additional Definitions	4

2.	GRANT OF LEASE		7
	2.1	Demise	7
	2.2	Quiet Enjoyment	7
	2.3	Statement of Lease Term	7

3.	RENT		8
	3.1	Base Rent	8
	3.2	Additional Rent	8
	3.3	Other Taxes	9
	3.4	Terms of Payment	10
	3.5	Late Payments	10
	3.6	Right to Accept Payments	10

4.	USE AND OCCUPANCY		10
	4.1	Use	10
	4.2	Compliance	10
	4.3	Occupancy	11
	4.4	Substituted Premises	12

5.	SERVICES AND UTILITIES		12
	5.1	Landlord’s Standard Services	12
	5.2	Additional Services	13
	5.3	Interruption of Services	14

6.	REPAIRS		15
	6.1	Repairs Within the Premises	15
	6.2	Failure to Maintain Premises	15
	6.3	Notice of Damage	16

7.	ALTERATIONS		16
	7.1	Alterations by Tenant	16
	7.2	Alterations by Landlord	17

8.	LIENS		17

9.	INSURANCE		17
	9.1	Landlord’s Insurance	17
	9.2	Tenant’s Insurance	18
	9.3	Waiver of Subrogation	19

10.	DAMAGE OR DESTRUCTION		19
	10.1	Termination Options	19
	10.2	Repair Obligations	20
	10.3	Rent Abatement	20

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11.	INDEMNIFICATION		20

12.	CONDEMNATION		21
	12.1	Full Taking	21
	12.2	Partial Taking	21
	12.3	Awards	22

13.	ASSIGNMENT AND SUBLETTING		22
	13.1	Limitation	22
	13.2	Notice of Proposed Transfer; Landlord’s Options	22
	13.3	Consent Not to be Unreasonably Withheld	23
	13.4	Form of Transfer	23
	13.5	Payments to Landlord	24
	13.6	Intentionally deleted	24
	13.7	Permitted Transfers	24
	13.8	Effect of Transfers	24

14.	PERSONAL PROPERTY		24
	14.1	Installation and Removal	24
	14.2	Responsibility	25
	14.3	Landlord’s Lien	25

15.	END OF TERM		25
	15.1	Surrender	25
	15.2	Holding Over	25

16.	ESTOPPEL CERTIFICATES		26

17.	TRANSFERS OF LANDLORD’S INTEREST		26
	17.1	Sale, Conveyance and Assignment	26
	17.2	Effect of Sale, Conveyance or Assignment	26
	17.3	Subordination and Nondisturbance	27
	17.4	Attornment	27

18.	RULES AND REGULATIONS		28

19.	PARKING		28

20.	TENANT’S DEFAULT AND LANDLORD’S REMEDIES		28
	20.1	Default	28
	20.2	Remedies	29

21.	LANDLORD’S DEFAULT AND TENANT’S REMEDIES		33
	21.1	Default	33
	21.2	Remedies	34

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22.	SECURITY DEPOSIT		34

23.	BROKERS		34

24.	LIMITATIONS ON LANDLORD’S LIABILITY		34

25.	NOTICES		34

26.	MISCELLANEOUS		35
	26.1	Binding Effect	35
	26.2	Complete Agreement; Modification	35
	26.3	Delivery for Examination	35
	26.4	No Air Rights	35
	26.5	Enforcement Expenses	35
	26.6	Force Majeure	35
	26.7	Building Name	35
	26.8	No Waiver	35
	26.9	Recording; Confidentiality	36
	26.10	Captions	36
	26.11	Invoices	36
	26.12	Severability	36
	26.13	Jury Trial	36
	26.14	Termination Option	36
	26.15	Authority to Bind	36
	26.16	Only Landlord/Tenant Relationship	36
	26.18	Exhibits	36
	26.19	Form of Execution Copy	37
	26.20	Patriot Act	37
	26.21	Radon Gas	37

Schedule 1	–	List of Certain Tenant Charges
Exhibit A	–	Plan Delineating the Premises
Exhibit B	–	Leasehold Improvements Agreement
Exhibit B-1	–	Description of Certain Tenant Improvements
Exhibit B-2	–	Landlord’s Base Building Work
Exhibit B-3	–	Depiction of Certain Landlord’s Base Building Work
Exhibit C	–	Tenant Acceptance Agreement
Exhibit D	–	Rules and Regulations
Exhibit E	–	Building Moving Policy
Exhibit F	–	Special Stipulations
Exhibit G	–	Form of SNDA

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OFFICE LEASE AGREEMENT

203 EAST SILVER SPRINGS BLVD

OCALA, FL

THIS OFFICE LEASE AGREEMENT (“Lease”) is entered into as of the Date, and by and between the Landlord and Tenant, as identified in Section 1.1 below.

1. DEFINITIONS.

1.1 Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated:

(a) “Date” means September 4, 2009.

(b) “Landlord” means SOUTHEAST STB PORTFOLIO, LLC, a Georgia limited liability company.

(c) “Tenant” means INTELLON CORPORATION, a Delaware corporation

(d) “Premises” means those premises known as Suite              located on the first and second floors of the Building and identified on Exhibit A, which contain approximately 24,502 rentable square feet. The Premises do not include any areas above the finished ceiling or below the finished floor covering installed in the Premises or any other areas not shown on Exhibit A as being part of the Premises. Landlord reserves, for Landlord’s exclusive use, any of the following (other than those installed for Tenant’s exclusive use) that may be located in the Premises: janitor closets, stairways and stairwells; fan, mechanical, electrical, telephone and similar rooms; and elevator, pipe and other vertical shafts, flues and ducts.

(e) “Building” means the office building located at the following address, and the parking facilities and other improvements associated therewith as the same may hereafter to expanded or modified, and having the following name and address: 203 East Silver Springs Blvd., Ocala FL.

(f) “Term” means the duration of this Lease, which will be approximately seven (7) years. The Term shall commence on the date (the “Commencement Date”) that Landlord delivers to Tenant possession of the Premises upon Substantial Completion (as defined in Exhibit B, Section 7) of (i) the Tenant Improvements (as defined in Exhibit B, Section 1) and (ii) those items on Exhibit B-2 that are described on said Exhibit as work which must be completed as a condition to Substantial Completion (the foregoing being referred to as the “Delivery Condition”). Landlord shall use commercially diligent efforts to complete the Landlord’s Base Building Work by the date that Landlord achieves Substantial Completion of the Tenant Improvements, however if the Landlord’s Base Building Work is not Substantially Complete as of said date, the Commencement Date still shall be the date that Landlord delivers to Tenant possession of the Premises upon Substantial Completion of the Tenant Improvements. If the Commencement Date is the first day of a calendar month, then the Term shall end on the day (the “Expiration Date”)

that is the seventh (7th) anniversary of the Commencement Date, unless terminated earlier or extended further as provided in this Lease. If the Commencement Date is not the first day of a calendar month, then the Term shall end on the day (the “Expiration Date”) that is the seventh (7th) anniversary of the first day of the calendar month following the month in which the Commencement Date occurs, unless terminated earlier or extended further as provided in this Lease. The Commencement Date is estimated to be December 1, 2009 and the Expiration Date is estimated to be November 30, 2016. Following Substantial Completion of the Tenant Improvements, Tenant shall execute and deliver to Landlord a Tenant Acceptance Agreement (Exhibit C), accurately stating the Commencement Date and Expiration Date within five (5) business days after Landlord delivers same to Tenant. (See section 2.3), provided that if Tenant believes that the Tenant Acceptance Agreement contains incorrect information, Tenant shall execute and return the Tenant Acceptance Agreement within said time frame after making the factual corrections thereto it thinks are appropriate. In the Tenant Acceptance Agreement, Tenant shall confirm that it has accepted possession of the Premises.

If the Commencement Date has not occurred by December 6, 2009 (which date shall be extended by one (1) day for each day of Tenant Delay and Force Majeure Delay), Tenant may elect to delay the start of its occupancy of the Premises for the regular conduct of its business until February 1, 2010 (the “Occupancy Deferral Right”), provided that such election shall be effective only if (i) Tenant delivers to Landlord written notice of such election on or before December 9, 2009, time being of the essence, and (ii) Tenant delivers with said notice an executed Tenant Acceptance Agreement pursuant to which Tenant unconditionally acknowledges that Tenant has accepted possession of the Premises. If Tenant fails to timely deliver said election notice, then Tenant’s right to exercise the Occupancy Deferral Right automatically shall be null and void and Tenant shall be deemed to have elected to commence occupancy of the Premises.

(g) “Base Rent” means the Rent payable according to Section 3.1, which will be in an amount per month applicable during each Lease Year as follows:

Lease Period	Base Rent per Rentable Square Foot	Base Rent payable Annually	Base Rent payable Per Month
Term	$9.00	$220,518.00	$18,376.50

First Renewal Term	$9.90	$242,569.80	$20,214.15

Second Renewal Term	$10.89	$266,826.78	$22,235.57

In addition to the amounts stated on the table above, Tenant shall pay as Base Rent all rental tax charged to and payable by Landlord pursuant to the laws of the State of Florida. Should the Commencement Date be a date other than the first day of a calendar month, then Base Rent for the fractional month in which the Commencement Date occurs shall be proportionately adjusted based upon the number of months occurring in that month following the Commencement Date. The first month’s Base Rent is due upon execution of this Lease.

(h) “Tenant’s Share” is deemed to mean, with respect to the calculation of certain Additional Rent according to Section 3.2, 38.01%.

(i) “Base Year” means the calendar year ending December 31, 2010.

(j) “Security Deposit”: none.

(k) “Landlord’s Rent Address” means:

SOUTHEAST STB PORTFOLIO, LLC

c/o The Simpson Organization

112 S. Tryon Street, Suite 1700

Charlotte, North Carolina 28284

(l) “Landlord’s Notice Address” means all of the following:

SOUTHEAST STB PORTFOLIO, LLC

c/o The Simpson Organization

112 S. Tryon Street, Suite 1700

Charlotte, North Carolina 28284

With a copy to:

SOUTHEAST STB PORTFOLIO, LLC

c/o The Simpson Organization

1401 Peachtree Street, Suite 400

Atlanta, Georgia 30309

With a copy to:

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

Attention: Michael D. Golden, Esq.

(m) “Tenant’s Address” means:

Prior to the Commencement Date:

Intellon Corporation

5955 T. G. Lee Blvd., Suite 600

Orlando, FL 32822-4411

Attention: Charles E. Harris, CEO

After the Commencement Date:

At the Premises, Attention: Charles E. Harris, CEO

With a copy to:

Intellon Corporation

5955 T. G. Lee Blvd., Suite 600

Orlando, FL 32822-4411

Attention: General Counsel

(n) “Brokers” means the following brokers who will be paid by Landlord pursuant to a separate agreement: The Simpson Organization, Inc. representing Landlord.

(q) “Use” means general office and engineering laboratory use only, and for no other purpose. As used in the preceding sentence, the phrase “engineering laboratory” shall be limited to the design, development, assembly, creation and testing only of integrated circuits and circuit boards, but not for the general manufacturing of circuit board.

1.2 Additional Definitions. In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

(a) “Additional Rent” means the Rent payable according to Section 3.2.

(b) “Affiliates” means, with respect to any party, any persons or entities that own or control, are owned or controlled by, or are under common ownership or control with, such party and such party’s and each of such other person’s or entity’s respective officers, directors, shareholders, partners, venturers, members, managers, agents and employees. For purposes of this definition, a party is “owned” by anyone that owns more than 50% of the equity interests in such party and a party is “controlled” by anyone that owns sufficient voting interests to control the management decisions of such party.

(c) “Building Standard” means the scope and quality of leasehold improvements, Building systems and Building services, as the context may require, which are reasonably determined by Landlord from time to time for the Building generally.

(d) “Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Monday through Friday and from 8:00 a.m. to 12:00 noon on Saturday, excluding statutory or legal holidays.

(e) “Common Areas” means certain interior and exterior common and public areas located in or around the Building as may be designated by Landlord for the nonexclusive use in common by Tenant, Landlord and other tenants, and their employees, agents and invitees.

(f) “Encumbrance” means any ground lease, first mortgage or first deed of trust now or later encumbering the Building or Land, and all their renewals, modifications, supplements, consolidations and replacements.

(g) “Expenses” means the aggregate of any and all costs (other than those expressly excluded below) incurred or accrued during each calendar year according to generally accepted accounting principles for operating, managing, administering, equipping, securing, protecting, heating, cooling, ventilating, lighting, repairing, replacing, renewing, cleaning, maintaining, decorating, inspecting, the Land, Building and Common Areas; wages and salaries of all persons engaged in the operation, maintenance, security or access control of the Building, including all taxes, insurance and benefits relating thereto; the cost of all maintenance and service agreements for the Building and the equipment therein, including, but not limited to, alarm service, security service, access control, landscaping, window cleaning, pest control, elevator maintenance and Common Area janitorial service; fees and expenses (including reasonable attorneys’ fees) incurred in contesting the validity of any Laws that would cause an increase in Expenses; depreciation on personal property and moveable equipment which is or should be capitalized on Landlord’s books; and costs (whether capital or not) that are incurred in order to conform to changes subsequent to the Date in any Laws, or that are intended to reduce Expenses or the rate of increase in Expenses, or to promote safety, or to maintain the quality of the Building (such costs will not be included in Expenses for the Base Year and will otherwise be charged to Expenses in annual installments over the useful economic life of the items for which such costs are incurred together with interest at the average prime rate as announced by Chase Manhattan Bank or its successor thereto in effect during each such calendar year). Expenses will not include (1) mortgage principal or interest; (2) ground lease payments; (3) leasing commissions; (4) costs of advertising space for lease in the Building; (5) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants’ regular contributions to Expenses); (6) any depreciation or capital expenditures (except as expressly provided above); (7) legal fees incurred for negotiating leases or collecting rents; (8) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (9) third party tenant signage; and (10) Net Expenses. For each calendar year during the Term, the amount by which those Expenses that vary with occupancy (such as cleaning costs and utilities) would have increased had the Building been 100% occupied and operational and had all Building services been provided to all tenants will be reasonably determined and the amount of such increase will be included in Expenses for such calendar year.

(h) “Land” means that certain tract of land located in Ocala, Florida which contains the Building, parking facilities and other associated improvements.

(i) “Laws” means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction.

(j) “Lease Year” means each successive period of 12 calendar months during the Term, ending on the same day and month (but not year, except in the case of the last Lease Year) as the day and month on which the Expiration Date will occur. If the Commencement Date is not the first day of a month, the first Lease Year will be greater than 12 months by the number of days from the Commencement Date to the last day of the month in which the Commencement Date occurs.

(k) “Lender” means the ground lessor of any ground lease, the mortgagee of any mortgage, the grantee under any deed to secure debt or the beneficiary of any deed of trust that constitutes an Encumbrance.

(l) “Net Expenses” means the aggregate of any and all of the following costs incurred or accrued during each calendar year according to generally accepted accounting principles in connection with the Land and Building: (1) the cost of all insurance relating to the Building, including, but not limited to, the cost of property insurance, casualty, rental loss and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith and the cost of deductibles paid or claims made by Landlord; (2) charges for water, sewer, natural gas and other energy and utilities provided to the Land and Building (excluding charges for such service provided to the Building that are separately sub-metered and billed to Building occupants); (3) charges for removing trash from the Building; (4) the cost of pest control services; (5) and any and all costs associated with life safety systems, including without limitation the costs of testing, maintaining, repairing and replacing same and (6) Taxes.

(m) “Rent” means the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

(n) “Taxes” means the amount incurred or accrued during each calendar year according to generally accepted accounting principles for that portion of the following items that is allocable to the Building: all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Building, the personal property used in operating the Building, and the rents and additional charges payable by tenants of the Building, and imposed by any taxing authority having jurisdiction; all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Building, the leasehold estate of Landlord or the tenants of the Building, or the rents and other charges payable by such tenants; capital and place-of-business taxes, and other similar taxes assessed relating to the Common Areas; and any reasonable expenses incurred by Landlord in attempting to contest, reduce or avoid an increase in Taxes, including, without limitation, reasonable legal fees and costs. Taxes will not include any net income taxes of Landlord. Tenant acknowledges that Taxes may increase during the Term and that if the Building or Land, or both, are currently subject to a tax abatement program and such program ceases to benefit the Building or Land, or both, during the Term, Taxes will increase.

2. GRANT OF LEASE.

2.1 Demise. Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the nonexclusive right to use the Common Areas, for the Term. Notwithstanding anything to the contrary contained or implied in the Lease, Tenant agrees that Tenant will accept possession of the Premises in an “as is, where-is” condition for the term of the Lease in its present condition as of the date hereof, except that (i) Landlord shall construct and install, in a good and workmanlike manner, the Leasehold Improvements as set forth on Exhibit B; and (ii) Landlord shall, at Landlord’s cost, remediate, cure, remove or take other appropriate action to eliminate any violation of, or non-compliance with, any law, statute, ordinance, or governmental rule or regulation covering the Premises if such violation or non-compliance existed prior to the Commencement Date, but only if such violation or non-compliance must be accomplished by order or demand of a governmental office or agency, or if such violation or non-compliance (i) prohibits the issuance of or invalidates a certificate of occupancy for the Premises, (ii) unreasonably and materially affects the safety of Tenant’s employees or personal property or creates a significant health hazard for Tenant’s employees, or (iii) materially impairs Tenant’s use and occupancy of the Premises for the Uses; and that no representations, warranties, or inducements with respect to any condition of such space have been made by Landlord or its designated representatives, to Tenant or its designated representatives. In furtherance of the foregoing, Tenant hereby acknowledges that no promises to decorate, alter, repair or improve the Premises or any portion thereof, either before or after the execution of this Lease, have been made to Tenant, or its designated representatives, by Landlord, or its designated representatives except as set forth on Exhibit B.

Tenant has expressed an interest in also leasing certain storage space located within the basement of the Building (the “Storage Space”). Landlord and Tenant shall negotiate in good faith to agree upon the precise location, configuration and area of the Storage Space and the terms and conditions of Tenant’s lease thereof within sixty (60) days following the Date of this Lease.

2.2 Quiet Enjoyment. Landlord covenants that provided Tenant is not in Default, during the Term Tenant will have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not disturb such possession except as expressly provided in this Lease.

2.3 Statement of Lease Term. Landlord and Tenant shall execute and deliver a Tenant Acceptance Agreement (Exhibit C) correctly specifying the Commencement Date and Expiration Date of the Lease Term within five (5) business days after Landlord delivers same to Tenant; provided that if Tenant believes that the Tenant Acceptance Agreement contains incorrect information, Tenant shall execute and return the Tenant Acceptance Agreement within said time frame after making the factual corrections thereto it thinks are appropriate. In the Tenant Acceptance Agreement, Tenant shall confirm that it has accepted possession of the Premises. In the event Tenant fails to contest or deliver such Acceptance Agreement statement to Landlord within ten (10) business days after Landlord’s request, then Landlord’s determination of the Commencement Date and Expiration Date shall be conclusive and binding upon Tenant.

3. RENT.

3.1 Base Rent. Commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions. Base Rent during each Lease Year (or portion of a Lease Year) described in Section 1.1(f) will be payable in monthly installments in the amount specified for such Lease Year (or portion) in Section 1.1(f), in advance, on or before the first day of each and every month during the Term. However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month will be appropriately prorated.

Notwithstanding the foregoing, if Tenant timely and properly exercises the Occupancy Deferral Right, then fifty percent (50%) of Base Rent for the months of December, 2009 and January 2010 shall conditionally abate (such abated Base Rent being referred to herein as the “Excused Rent”), except as follows: if Tenant should default in the performance of any its obligations under the Lease, and if such default remains uncured beyond the expiration of any notice and cure period expressly stated in the Lease, then all Excused Rent shall be immediately due and payable by Tenant to Landlord without notice or demand from Landlord.

3.2 Additional Rent. Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below for each calendar year subsequent to the Base Year that contains any part of the Term, all of the following sums: (i) Tenant’s Share of the amount by which Expenses for such calendar year exceed Expenses for the Base Year (“Escalation Expense Charge”); and (ii) Tenant’s Share of all Net Expenses, without regard or reduction for the portion of Net Expenses included in the Base Year (the “Net Expense Charge”). A chart depicting Tenant’s obligations with respect to Expenses, Net Expenses and certain other charges is attached hereto as Schedule 1.

(a) Estimated Payments. Prior to or as soon as practicable after the beginning of each calendar year subsequent to the Base Year, Landlord will notify Tenant of Landlord’s estimate of Additional Rent for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant will pay to Landlord, in advance,  1/12 of such estimated amounts, provided that until such notice is given with respect to the ensuing calendar year, Tenant will continue to pay on the basis of the prior calendar year’s estimate until the month after the month in which such notice is given. In the month Tenant first pays based on Landlord’s new estimate, Tenant will pay to Landlord  1/12 of the difference between the new estimate and the prior year’s estimate for each month which has elapsed since the beginning of the current calendar year. If at any time or times it appears to Landlord that the Escalation Expense Charge or Net Expense Charge for the then-current calendar year will vary from Landlord’s estimate by more than 3%, Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year will be based upon the revised estimate.

(b) Annual Settlement. As soon as practicable after the close of each calendar year subsequent to the Base Year (including the calendar year in which the Termination Date occurs) but no later than April 30 of each calendar year, Landlord will deliver to Tenant its statement of Escalation Expense Charges and Net Expense Charges for such calendar year. If on the basis of such statement Tenant owes an amount that is less than the estimated payments previously made by Tenant for such calendar year, Landlord will, at Tenant’s option, either refund such excess amount to Tenant or credit such excess amount against the next payment(s), if any, due from Tenant to Landlord. If on the basis of such statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such calendar year, Tenant will pay the deficiency to Landlord within 30 days after the delivery by Landlord of such statement. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Escalation Expense Charge and Net Expense Charge applicable to the calendar year in which such commencement or termination occurs will be prorated on the basis of the number of days within such calendar year that are within the Term. Delay by Landlord in providing to Tenant any statement as contemplated herein shall not relieve Tenant from the obligation to pay any Escalation Expense Charge or Net Expense Charge upon the rendering of such statement. The obligations of the party hereunder shall survive the expiration of the Term or the earlier termination thereof.

(c) Final Payment. Tenant’s obligation to pay the Additional Rent provided for in this Section 3.2 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination. Prior to or as soon as practicable after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating Landlord’s estimate of the amount by which Tenant’s payment of Escalation Expense Charges or Net Expense Charges through the date of such expiration or early termination will exceed Tenant’s estimated payments of Additional Rent for the calendar year in which such expiration or termination has occurred or will occur. Tenant will pay the amount of any such excess to Landlord within 30 days after the date of Landlord’s invoice.

(d) Cap On Increase of Expenses. The foregoing provisions notwithstanding, Tenant’s Share of Escalation Expense Charges for each calendar year during the Term following the Base Year shall not increase by more than five percent (5%) above Tenant’s Share of Expenses for the prior calendar year on a compounded and cumulative basis; provided, however, that the foregoing shall neither apply to nor limit increases in insurance, utilities, or Taxes. As used in the prior sentence, the term “compounded” shall mean that the 5% increase for a calendar year shall be calculated by multiplying the prior calendar year sum by 105%. As used in the prior sentence, the term “cumulative” shall mean that, where an increase in actual controllable Expenses in a given calendar year is less than 5%, the difference between said increase and 5% may be captured in a subsequent calendar year where the actual increase exceeds 5%; provided that Tenant’s Share of Expenses shall never be more than ten percent (10%) above Tenant’s Share of Expenses for the prior calendar year on a non-cumulative basis.

3.3 Other Taxes. Tenant will reimburse Landlord upon demand for any and all taxes payable by Landlord (other than net income taxes and taxes included in Taxes) whether or not now customary or within the contemplation of Landlord and Tenant: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (b) upon or measured by Rent; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises; and (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If it is not lawful for Tenant to reimburse Landlord, the Base Rent payable to Landlord under this Lease will be revised to yield to Landlord the same net rental after the imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax.

3.4 Terms of Payment. All Base Rent, Additional Rent and other Rent will be paid to Landlord in lawful money of the United States of America, at Landlord’s Rent Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand. Tenant agrees that its covenant to pay Rent is an independent covenant, not subject to abatement, offset or deduction, except as otherwise expressly provided in this Lease.

3.5 Late Payments. To compensate Landlord for its additional cost of processing late payments, for any payment of Rent which is not received within 5 days after it is due, Tenant will pay a late charge of 7% of the late payment, but not less than $100 or more than $1,500. In addition, all amounts payable under this Lease by Tenant to Landlord, if not paid when due, will bear interest from the due date until paid at the rate of 4% per annum plus the Wall Street Journal prime rate in effect on the date of demand, plus any attorneys’ fees and costs incurred by Landlord by reason of Tenant’s failure to pay Rent and other charges when due hereunder. Any returned checks will be considered as unpaid rent and subject to a percent (5%) late charge.

3.6 Right to Accept Payments. No receipt by Landlord of an amount less than Tenant’s full amount due will be deemed to be other than payment “on account,” nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, will reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4. USE AND OCCUPANCY.

4.1 Use. Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1, or for such other purpose as Landlord expressly authorizes in writing.

4.2 Compliance.

(a) Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply, at Tenant’s expense, with all Laws applicable to Tenant’s use, occupancy or alteration of the Premises and with any Laws that require any alterations to the Premises due to Tenant’s status under such Laws. If, due to the nature or manner of any use or occupancy of the Premises by Tenant that is other than normal office or engineering laboratory use and occupancy, any improvements or alterations to the Premises or Building or changes in the services provided by Landlord according to Section 5 are required to comply with any Laws, or with requirements of Landlord’s insurers, then Tenant will pay all costs of the required improvements, alterations or changes in services.

(b) Landlord and Tenant agree that, during the Term, each will comply with all Laws governing, and all procedures established by Landlord for, the use, abatement, removal, storage, release, discharge, disposal or transport of any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable Laws (“Hazardous Substances”) and any required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Premises or Building that involves or affects any Hazardous Substances. No Hazardous Substances will be stored, used, released, discharged, produced, processed or disposed in, on or about, or transported to or from, the Premises or Building by Tenant or its subtenants, or any of their respective agents, employees, contractors or invitees, without first obtaining Landlord’s express written consent (any Hazardous Substances which are stored, used, released, discharged, produced, processed or disposed in, on or about, or transported to or from, the Premises or Building by any of such persons or entities are called “Tenant’s Hazardous Substances”). However, normal quantities of Tenant’s Hazardous Substances customarily used in general office activities (such as copier and cleaning chemicals) or used in connection with the engineering laboratory portion of the Use (such as flux cleaner, isopropyl alcohol and solder for circuit board repair) may be stored and used at the Premises without Landlord’s prior written consent. If the presence of Tenant’s Hazardous Materials on the Premises results in contamination of the Land, Building or Premises, Tenant, at its expense, will take all action necessary to restore the Land, Building and Premises to the condition existing prior to the introduction of Tenant’s Hazardous Substances, whether such action is required by any governmental authority in order to comply with applicable Laws or by Landlord in order for Landlord to make the same economic use of the Land, Building and Premises as Landlord could have made prior to the introduction of Tenant’s Hazardous Substances. Such action may include, without limitation, the investigation of the environmental condition of the Land, Building or Premises, the preparation of remediation plans or feasibility studies and the performance of cleanup, remedial, removal or restoration work. Tenant will obtain Landlord’s written approval before undertaking any action required by this Section 4.2(b), which approval will not be unreasonably withheld so long as the proposed actions will not have an avoidable material and adverse effect. Each party will indemnify and hold the other and the other’s Affiliates harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with any breach by such party of its covenants under this Section 4.2(b). The parties’ obligations under this Section 4.2(b) will survive the expiration or early termination of the Term.

4.3 Occupancy. Tenant will not do or permit anything which obstructs or interferes with other tenants’ rights or with Landlord’s providing Building services, or which injures or annoys other tenants. Tenant will not cause, maintain or permit any nuisance or waste in or about the Premises and will keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat, noise, fumes, vapors or odors. Tenant will not increase on an ongoing basis the number of persons occupying the Premises or the pedestrian traffic in and out of the Premises or the Building above an ordinary level for the Use in comparable buildings. Tenant will not do or permit anything which interferes with the transmission or reception of microwave, television, radio, telephone or other communication signals from antennae or other facilities on the Building or Land. Tenant shall be permitted to install DSL, cable services and fiber optics for the Use. If any item of equipment, building material or other property brought into the Building by Tenant or on Tenant’s request causes a dangerous, noxious, toxic or offensive effect (including an environmental effect) and in Landlord’s reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies and holds harmless Landlord against all liabilities arising from such effect. Tenant will not make or permit any use of the Premises which may jeopardize any insurance coverage, increase the cost or rate of insurance or require additional insurance coverage. If by reason of Tenant’s failure to comply with the provisions of this Section 4.3, insurance premiums or rates are increased, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums.

4.4 Substituted Premises. Intentionally deleted.

5. SERVICES AND UTILITIES.

5.1 Landlord’s Standard Services. During the Term, Landlord will operate and maintain the Building and Common Areas in compliance with all applicable Laws and according to those standards from time to time prevailing for similar office buildings in the area in which the Building is located. Landlord will provide the following services according to such standards, the costs of which will be included in Expenses or Net Expenses to the extent provided in Section 1.2(g) or Section 1.2(l), except for those expenses specifically identified in this Lease as expenses which will be billed directly to and paid by Tenant:

(a) repair, maintenance and replacement of all structural elements of the Building (including Building windows, roof and exterior), all Common Areas (including the parking lot) and all mechanical, plumbing, water and sewer, natural gas and electrical systems installed in the Building, but excluding any mechanical, plumbing or electrical equipment that exclusively serves a tenant’s premises (including the Premises) or is installed or operated to accommodate such tenant’s (including Tenant’s) special requirements (such as a supplementary air conditioning unit installed to cool a computer room);

(b) heating, ventilating and air conditioning of the Premises and Common Areas at temperatures and in amounts consistent with those the mechanical system serving the Premises is designed to provide and otherwise as may be reasonably required for comfortable use and occupancy under normal business operations with “Customary Office Equipment” (as used in this Lease, “Customary Office Equipment” will include desk top and laptop personal computers and printers, small reproduction machines, engineering laboratory equipment, and similar devices and equipment; but will not include any machines, devices or equipment that adversely affect the temperature otherwise maintained in the Premises such as, e.g., heavy-duty computer or reproduction equipment); provided that the electricity used to deliver such service to the Premises shall be tied to the electrical sub-meter for the Premises and Tenant shall be responsible for all charges for such electrical energy consumed to provide such service;

(c) electricity for lighting the Premises and operating Customary Office Equipment in amounts not exceeding the demand the electrical system serving the Premises is designed to provide; except that the cost for such service shall be paid directly by Tenant (and shall not be included in Expenses) as provided in this Lease;

(d) maintenance and repair of plumbing for the Building, Common Areas and Premises, including water for small kitchens, washrooms and drinking fountains;

(e) janitorial services to the Common Areas;

(f) passenger elevators for access to and from any floor(s) on which the Premises are located above the Building’s first floor;

(g) Common Area toilet facilities, including necessary washroom supplies sufficient for normal use;

(h) electric lighting for all Common Areas that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures;

(i) pest control and life safety for the Building, Common Areas and, at Tenant’s cost as a Net Expense, the Premises;

(j) landscaping services and security services and, at Tenant’s costs as a Net Expense, water sewer, utilities other than electric, trash removal, for the Building and Common Areas; and

(k) signage for the Building.

5.2 Additional Services.

(a) If Tenant requests any maintenance or repair of Building systems serving the Premises (including without limitation the electrical and the heating, ventilating or air conditioning systems) that Landlord is required to perform under this Lease, Landlord will furnish the same at a time and in a manner reasonably designated by Landlord, and where the same is performed outside of Business Hours at Tenant’s request, Tenant will pay Landlord the excess costs as reasonably determined by Landlord from time to time as a result of such work being performed after Business Hours.

(b) If Tenant requires electric current, water or any other energy in excess of the amounts provided by Landlord according to Section 5.1, such excess electric, water or other energy requirements will be supplied only with Landlord’s prior consent, which consent will not be unreasonably withheld. If Landlord grants such consent, Tenant will pay all costs of meter service and installation of facilities or professional services necessary to measure and/or furnish the required excess capacity. Tenant will also pay the entire cost of such additional electricity, water or other energy so required.

(c) If Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the Building’s mechanical system would be able to maintain in the Premises were it not for such machines, equipment or devices, then Landlord reserves the right to install (or to require Tenant to install) supplementary air conditioning units in the Premises, and Tenant will pay all costs of installing, operating and maintaining such supplementary units.

(d) Landlord shall have no obligation to provide replacement of bulbs, tubes or ballasts within the Premises. Tenant shall provide, at Tenant’s sole cost and expense, all replacement of bulbs, tubes or ballasts for lighting fixtures within the Premises.

(e) Tenant will pay as Rent, within 30 days after the date of Landlord’s invoice, all costs which may become payable by Tenant to Landlord under this Section 5.2.

5.3 Interruption of Services. If any of the services provided for in this Section 5 are interrupted or stopped, Landlord will use due diligence to promptly resume the service; provided, however, that, except in connection with the negligence or willful misconduct of Landlord or its agents, employees or invitees, no irregularity or stoppage of any of these services will create any liability for Landlord (including, without limitation, any liability for damages to Tenant’s personal property caused by any such irregularity or stoppage), constitute an actual or constructive eviction or, except as expressly provided below, cause any abatement of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease. If, due to reasons within Landlord’s reasonable control, any of the services required to be provided by Landlord under this Section 5 should become unavailable and should remain unavailable for a continuous period in excess of 3 business days after notice of such unavailability from Tenant to Landlord, and if such unavailability should render all or any portion of the Premises untenantable (and Tenant in fact ceases using the Premises for normal business operations), then commencing upon the expiration of such continuous 3 business day period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered untenantable (and in fact not used by Tenant for normal business operations) for so long as such services remain unavailable for such reasons. Without limiting those reasons for an irregularity or stoppage of services that may be beyond Landlord’s control, any such irregularity or stoppage that is required in order to comply with any Laws will be deemed caused by a reason beyond Landlord’s control.

5.4 Janitorial Service. Tenant shall be responsible for obtaining from a janitorial contractor reasonably approved by Landlord janitorial services for the Premises and Tenant shall pay all costs associated therewith directly to said contractor.

5.5 Billing for Electricity. Tenant shall pay for electric service provided to the Premises. Landlord reserves the right in its sole and absolute discretion to select the providers of electric, gas, water and sewer services that supply such services to the Property and the Premises, except that Landlord shall not select an electric service provided other than Ocala Electric or its successors without the prior consent of Tenant. Landlord also reserves the right to change any of said utility service providers as often as reasonably necessary, subject to the limitation in the preceding sentence. Tenant shall connect to and use the utilities, facilities and/or services supplied to or the Premises by Landlord any company or service provider that the Landlord selects (as the same may change from time to time in Landlord’s discretion). As a part of the Landlord’s Work, Landlord shall install in the Premises or elsewhere a sub-meter to measure the electricity used by Tenant; and Tenant shall pay to Landlord for such use within ten (10) days after submission of each bill by Landlord therefor, in accordance with such rates as Landlord is charged by the local electric utility company.

6. REPAIRS.

6.1 Repairs Within the Premises. Subject to the terms of Sections 2.1, 5.1(a), 7.2, 10 and 12, and except to the extent Landlord is required to perform or pay for certain maintenance or repairs according to this Agreement, Tenant will, at Tenant’s own expense and at all times during the Term, maintain and repair the Premises and Tenant’s equipment, personal property and trade fixtures in the Premises, and any mechanical, plumbing or electrical equipment that is installed or operated to accommodate Tenant’s special requirements (such as a supplementary air conditioning unit installed to cool a computer room in the Premises), in good order and repair and in a condition that complies with all applicable Laws. Tenant will also be responsible for the cost of repairing all damage to the Premises, Building or Common Areas (or any equipment or fixtures in or serving the same) caused by Tenant or its subtenants, or any of their respective agents, employees, contractors or invitees. Any such damage may be repaired by Landlord, in which case Tenant will pay as Rent to Landlord the reasonable cost of such repairs, including an amount sufficient to reimburse Landlord for reasonable overhead and supervision, within 20 days after the date of Landlord’s invoice. Alternatively, at Landlord’s option, Tenant will promptly and adequately repair all such damage under the supervision and subject to the prior reasonable approval of Landlord. All work done by Tenant or its contractors (which contractors will be subject to Landlord’s prior reasonable approval) will be done in a first-class workmanlike manner using only grades of materials at least equal in quality to Building Standard materials and will comply with all insurance requirements and all applicable Laws.

6.2 Failure to Maintain Premises. If Tenant fails to perform any of its obligations under Section 6.1 and such failure continues for a period of five (5) business days after written notice from Landlord, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for reasonable overhead and supervision, within 30 days after the date of Landlord’s invoice. For purposes of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon reasonable prior notice to Tenant during normal business hours and subject to Tenant’s reasonable security measures (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry except for loss or damage caused by Landlord’s gross negligence or willful misconduct. Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises.

6.3 Notice of Damage. Tenant will notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, Building or Common Areas, including any fixtures or equipment in or serving the same, which was caused by Tenant or its subtenants, or their respective agents, employees, contractors or invitees, and/or for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air conditioning, elevator or other systems located in or passing through the Premises.

7. ALTERATIONS.

7.1 Alterations by Tenant. Tenant may from time to time at its own expense make changes, additions and improvements to the Premises to better adapt the same to its business, provided that any such change, addition or improvement will (a) comply with all applicable Laws; (b) be made only with the prior written consent of Landlord, which consent will not be unreasonably withheld; (c) equal or exceed Building Standard; (d) be made and constructed in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work; and (e) be carried out only by persons selected by Tenant and approved in writing by Landlord, who will if required by Landlord deliver to Landlord, before commencement of the work, performance and payment bonds. Tenant will maintain, or will cause the persons performing any such work to maintain, worker’s compensation insurance and public liability and property damage insurance (with Landlord named as an additional insured), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance will remain in effect during the entire period in which the work will be carried out. If requested by Landlord, Tenant will deliver to Landlord proof of all such insurance. Tenant will promptly pay, when due, the cost of all such work and, upon completion, Tenant will deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant will also pay any increase in property taxes on, or fire or casualty insurance premiums for, the Building attributable to such change, addition or improvement and the cost of any modifications to the Building outside the Premises that are required to be made in order to make the change, addition or improvement to the Premises. Tenant, at its expense, will have promptly prepared and submitted to Landlord reproducible as-built plans of any such change, addition or improvement upon its completion. All changes, additions and improvements to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord’s property upon installation. If at the time Landlord consents to their installation, Landlord requests or approves in writing the removal by Tenant of any such changes, additions or improvements upon termination of this Lease, Tenant will remove the same upon termination of this Lease as provided in Section 15.1. All other changes, additions and improvements will remain Landlord’s property upon termination of this Lease and will be relinquished to Landlord as provided in Section 15.1. Notwithstanding anything in this Agreement to the contrary, the Leasehold Improvements and Tenant’s personal property, such as trade fixtures, furniture and equipment, shall be exempt from the terms and conditions of this Section 7.1

7.2 Alterations by Landlord. Landlord may from time to time make repairs, changes, additions and improvements to the Building, Common Areas and those Building systems necessary to provide the services described in Section 5, and for such purposes Landlord may enter the Premises at any time upon not less than 10 days’ prior notice to Tenant subject to Tenant’s reasonable security measures (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, except for loss or damage caused by Landlord’s negligence or willful misconduct. In doing so, Landlord will not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and will repair any damage to the Premises caused by such entry. No permanent change, addition or improvement made by Landlord will materially impair access to the Premises.

8. LIENS. Except as provided below in this Section, Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the Building. Tenant will keep title to the Building free and clear of any such lien. Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord and any Lender which may be used by Landlord to release such lien if Tenant’s contest is abandoned or is unsuccessful. Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered and cause the lien to be released.

9. INSURANCE.

9.1 Landlord’s Insurance. During the Term, Landlord will provide and keep in force the following insurance:

(a) commercial general liability insurance relating to the Building;

(b) all risk or fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) relating to the Building (but excluding Tenant’s fixtures, furnishings, equipment, personal property, documents, files and work products) in an amount not less than the full replacement cost; and

(c) such other insurance (including boiler and machinery, earthquake and flood insurance) as Landlord reasonably elects to obtain or any Lender requires.

(d) Insurance effected by Landlord under this Section 9.1 will be in amounts which Landlord from time to time reasonably determines sufficient or any Lender requires; will be subject to such deductibles and exclusions as Landlord reasonably determines; and will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient; and may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord. In addition, Landlord may elect to maintain rental income insurance. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of an invoice therefor, reimburse Landlord for such increased cost.

9.2 Tenant’s Insurance. During the Term, Tenant will provide and keep in force the following insurance:

(a) commercial general liability insurance relating to Tenant’s business (carried on, in or from the Premises) and Tenant’s use and occupancy, for personal and bodily injury and death, and damage to others’ property, with combined single limits of not less than $1,000,000 for any one accident or occurrence and $2,000,000.00 in the aggregate and issued on an occurrence basis insuring against all claims for third-party property damage and third-party bodily injury or death.;

(b) all risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage) relating to Tenant’s fixtures, furnishings, equipment, personal property, inventory and stock-in-trade on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and subject only to such deductibles and exclusions as Landlord may reasonably approve;

(c) if any boiler or machinery is operated in the Premises, boiler and machinery insurance;

(d) if Tenant operates owned, hired or non-owned vehicles on the Land, automobile liability insurance with limits of not less than $1,000,000 combined bodily injury and property damage;

(e) worker’s compensation and employer’s liability insurance in any amounts required to comply with applicable Laws;

(f) umbrella liability insurance with limits not less than $3,000,000.00 per occurrence and in the aggregate attaching without gaps in coverage or limits, above the underlying general liability and auto liability policies outlined in this Section 9.2; and

(g) business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months.

Landlord, Landlord’s Building manager, Landlord’s asset manager and any Lender will be named as additional insureds in the policy described in Section 9.2(a), which will include cross liability and severability of interests clauses and will be on an “occurrence” (and not a “claims made”) form. Tenant’s insurance policies will be written by insurers that are rated A / IX or better by Best’s Rating Guide and licensed in the state in which the Building is located, will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry, and will otherwise be upon such terms and conditions as Landlord from time to time reasonably requires. Tenant will file with Landlord, on or before the Commencement Date and at least 10 days before the expiration date of expiring policies, such copies of either current policies or certificates, or other proofs, as may be reasonably required to establish Tenant’s insurance coverage in effect from time to time and payment of premiums. Tenant’s insurers will agree to give Landlord and all other additional insureds at least 30 days’ prior notice of any non-renewal, and at least 10 days’ prior notice of any cancellation, of any insurance coverage required by this Section 9.2. If Tenant fails to insure or pay premiums, or to file satisfactory proof as required, Landlord may, upon a minimum of 24-hours’ notice, effect such insurance and recover from Tenant on demand any premiums paid as additional Rent hereunder.

9.3 Waiver of Subrogation. Notwithstanding anything to the contrary contained in the Lease, each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party’s”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Building, to the extent the loss or damage: (a) is covered by the Injured Party’s insurance or falls within a policy deductible; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 9.3 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Building is located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this Section 9.3 shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

10. DAMAGE OR DESTRUCTION

10.1 Termination Options. If the Premises or the Building are damaged by fire or other casualty Landlord will (i) promptly after learning of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as reasonably estimated by Landlord’s architect, engineer or contractor, and (ii) if Landlord learns that the insurance proceeds expected to be available to Landlord will not be sufficient for such repair and restoration, promptly notify Tenant of such in writing. If such estimate states that repair or restoration of all of such damage that was caused to the Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within 180 days from the date of such damage (or within 30 days from the date of such damage if such damage occurred within the last 12 months of the Term) or if Landlord notifies Tenant that the proceeds expected to be available to Landlord will not be sufficient for such repair and restoration, then Tenant will have the option to terminate this Lease. If such estimate states that repair or restoration of all of such damage that was caused to the Building cannot be completed within 180 days from the date of such damage, or if such damage occurred within the last 12 months of the Term and such estimate states that repair or restoration of all such damage that was caused to the Premises or to any other portion of the

Building necessary for Tenant’s occupancy cannot be completed within 30 days from the date of such damage, or if such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 9.1, then Landlord will have the option to terminate this Lease. Any option to terminate granted above must be exercised by written notice to the other party given within 15 business days after Landlord delivers to Tenant the notice of estimated repair time. If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 business days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.

10.2 Repair Obligations. If the Premises or the Building are damaged by fire or other casualty and neither party terminates this Lease according to Section 10.1, then Landlord will repair and restore such damage with due diligence, reasonable promptness and in a good and workmanlike manner, subject to force majeure, delays for insurance adjustments and delays caused by matters beyond Landlord’s control. Unless (i) Landlord was in breach of its obligations under Section 9.1 of this Agreement at the time of the damage; or (ii) the damage was caused in part by the negligence or willful misconduct of the Landlord and if as a result thereof Landlord does not receive all of the full replacement insurance proceeds, Landlord will not be required to spend more for such repair and restoration than the insurance proceeds available to Landlord as a result of the fire or other casualty other than the deductible under said policy; provided, however, that Landlord notifies Tenant promptly after Landlord learns that the insurance proceeds expected to be available to Landlord will not be sufficient for such repair and restoration, but no later than 170 days from the date of such damage. Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion. In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 9.2.

10.3 Rent Abatement. Subject to the provisions of Section 10.4 below, if any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 10.1, then Rent will abate beginning on the date of such damage. Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 10.2. Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises. In no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair.

11. INDEMNIFICATION.

Tenant shall defend, indemnify and hold harmless Landlord, its agents, employees, officers, directors, partners and shareholders (“Landlord’s Related Parties”) from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs actually incurred, arising out of the use, occupancy, conduct, operation, or management of the Premises by, or the gross negligence or willful misconduct of, Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors in or about the Building or Premises or arising from any breach or default under this Lease by Tenant, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Premises. This indemnification shall survive termination or expiration of this Lease with respect to acts, omissions or other occurrence prior to such termination or expiration. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties or damages to property caused by the sole negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees, or invitees, or caused solely by an event of default by Landlord under this Lease.

Landlord shall defend, indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs actually incurred, arising out of the use, occupancy, conduct, operation, or management of the Building by, or the gross negligence or willful misconduct of, Landlord, its officers, contractors, licensees, agents, servants, employees in or about the Building or arising from any breach or default under this Lease by Landlord. This indemnification shall survive termination or expiration of this Lease with respect to acts, omissions or other occurrence prior to such termination or expiration. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties or damages to property caused by the sole negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees, or invitees, or caused solely by an event of default by Tenant under this Lease.

The respective rights and obligation of Landlord and Tenant under this Article 11 shall be subject in all respects to the terms and provisions of Article 9 above, including, without limitation, Section 9.3 thereof entitled “Waiver of Subrogation.”

12. CONDEMNATION.

12.1 Full Taking. If all or substantially all of the Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation and the taking would prevent or materially interfere with reasonable access to the Building entrances or use of the Premises for the purpose for which it is then being used, then this Lease will terminate as of the date when the condemning authority takes physical possession of the Building or Premises.

12.2 Partial Taking.

(a) Landlord’s Termination of Lease. If only part of the Building or Premises is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within 60 days after the taking.

(b) Tenant’s Termination of Lease. If any of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building, Tenant may terminate this Lease if, in Tenant’s reasonable judgment, the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking. Such termination by Tenant must be exercised by written notice to Landlord given not later than 60 days after Tenant is notified of the taking of the Premises.

(c) Effective Date of Termination. Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by the condemning authority.

(d) Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Premises which was so taken or sold. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible. However, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

12.3 Awards. As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term. However, Tenant may assert a claim in a separate proceeding against the condemning authority for any damages resulting from the taking of Tenant’s trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation.

13. ASSIGNMENT AND SUBLETTING.

13.1 Limitation. Except in the case of any transfer permitted under Section 13.67, Tenant will not assign all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used by any parties other than Tenant and its employees, contractors, guests and invitees without Landlord’s prior written consent.

13.2 Notice of Proposed Transfer; Landlord’s Options. If Tenant desires to enter into any assignment of this Lease or a sublease of all or any part of the Premises, Tenant will first give Landlord written notice of the proposed assignment or sublease, which notice will contain the name and address of the proposed transferee, the proposed use of the Premises, statements reflecting the proposed transferee’s current financial condition and income and expenses for the past 2 years, and the principal terms of the proposed assignment or sublease. Except in the case of any transfer permitted under Section 13.7, if Tenant seeks to assign the Lease or sublet a portion of the Premises for the entire remainder of the Term, Landlord shall have the additional right to terminate this Lease as to that portion of the Premises which Tenant seeks to assign or sublet. Landlord may exercise such right to terminate by giving written notice to Tenant at any time prior to Landlord’s written consent to such assignment or sublease. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of such portion of the Premises on the proposed date for possession by such assignee or subtenant, except that Tenant may revoke its request for Landlord’s consent (and by so doing, nullify Landlord’s election pursuant to this Section to terminate the Lease as to the applicable portion of the Premises) by delivering to Landlord written notice of revocation within three (3) Business Days after Landlord’s delivery of the termination notice.

13.3 Consent Not to be Unreasonably Withheld. If Landlord does not exercise the right granted to Landlord under Section 13.2 above, then Landlord will not unreasonably withhold or delay its consent to the proposed assignment or subletting if each of the following conditions is satisfied:

(a) the proposed transferee, in Landlord’s reasonable opinion, has sufficient financial capacity and business experience to perform Tenant’s obligations under this Lease;

(b) the proposed transferee will make use of the Premises (i) subject to the Use and otherwise in accordance with the terms and conditions of this Lease, (ii) will not cause an increase in the rate of insurance premiums for insurance policies applicable to the Building, and (iii) will not require new tenant improvements incompatible with then-existing Building systems and components;

(c) the proposed transferee does not have a poor reputation in the general business community (such as a reputation for engaging in illegal or unethical business practices);

(d) the proposed transferee, at the time of the proposed transfer, is neither a tenant in any building owned or managed by Landlord or any affiliate of Landlord in the same city in which the Building is located, nor a party with whom Landlord is then negotiating for the lease of space in the Building;

(e) if the proposed transfer is a sublease, the rent which the proposed transferee will be required to pay will be equal to at least 90% of the then-current market rent for the portion of the Premises being sublet; and

(f) at the time of the proposed transfer no “Default” (as defined in Section 20.1) exists under this Lease.

13.4 Form of Transfer. If Landlord consents to a proposed assignment or sublease, Landlord’s consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, that provides, in the case of a sublease, that the subtenant will comply with all applicable terms and conditions of this Lease and, in the case of an assignment, an assumption by the assignee of all of the terms, covenants and conditions which this Lease requires Tenant to perform.

13.5 Payments to Landlord. If Landlord does not exercise the right granted to Landlord under Section 13.2 above, then Landlord will be entitled to receive and collect, either from Tenant or directly from the transferee, 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant’s rights under this Lease (after deducting from such consideration Tenant’s reasonable costs incurred in effecting the assignment or sublease) exceeds the Rent payable by Tenant to Landlord allocable to the transferred space. Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, in a lump sum, or otherwise).

13.6 Intentionally deleted.

13.7 Permitted Transfers. Tenant may, upon notice to Landlord but without obtaining Landlord’s consent, assign this Lease or sublease all or any part of the Premises to a wholly-owned subsidiary of Tenant or the parent of Tenant or to an entity acquiring all or substantially all of the assets or stock of Tenant or to an entity with which Tenant merges or consolidates.

13.8 Effect of Transfers. No subletting or assignment will release Tenant from any of its obligations under this Lease unless Landlord agrees to the contrary in writing. Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 13. Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting. In the event of any Default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord will not work a merger and will, at Landlord’s option, terminate all or any subleases or operate as an assignment to Landlord of all or any subleases; such option will be exercised by notice to Tenant and all known subtenants in the Premises.

14. PERSONAL PROPERTY.

14.1 Installation and Removal. Tenant may install in the Premises its personal property (including Tenant’s usual trade fixtures) in a proper, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require; provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of the Building, and provided further that if such installation would require any change, addition or improvement to the Premises, such installation will be subject to Section 7.1. Any such personal property installed in the Premises by Tenant (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any changes, additions or improvements to the Premises permitted under Section 7.1, and (b) will be removed by Tenant at the end of the Term according to Section 15.1. Tenant will promptly repair at its expense any damage to the Building resulting from such installation or removal.

14.2 Responsibility. Tenant will be solely responsible for all costs and expenses related to personal property used or stored in the Premises. Tenant will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the landlordship or use of such personal property, on or before the due date for payment. Such personal property taxes or impositions are not included in Taxes.

14.3 Landlord’s Lien. In addition to any statutory landlord’s lien and in order to secure payment of all Rent becoming due from Tenant, and to secure payment of any damages or loss which Landlord may suffer by reason of Tenant’s failure to perform any of its obligations under this Lease, Tenant grants to Landlord a security interest in and an express contractual lien upon all fixtures and improvements now or later situated on the Premises and all proceeds thereof. Such fixtures and improvements may not be removed from the Premises without Landlord’s consent at any time a Default exists or, except as provided in Section 14.1, until all of Tenant’s obligations under this Lease have been fully complied with and performed. Upon the occurrence of a Default, in addition to any other available remedies, Landlord will have all the rights of a secured party under the Uniform Commercial Code of the state in which the Building is located with respect to the property covered by such security interest. Upon Landlord’s request, Tenant agrees to execute and deliver to Landlord such financing statements as may be required to perfect such security interest.

15. END OF TERM.

15.1 Surrender. Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, except for ordinary wear and tear and damage by act of God, the elements or fire alone excepted. Upon the expiration or other termination of the Term, Tenant agrees to remove (a) all changes, additions and improvements to the Premises the removal of which Landlord requested or approved according to Section 7.1 at the time Landlord consented to their installation, and (b) all of Tenant’s trade fixtures, office furniture, office equipment and other personal property. Tenant will pay Landlord on demand the cost of repairing any damage to the Premises or Building caused by the installation or removal of any such items. Notwithstanding the foregoing, Tenant shall not be required to remove any of the Leasehold Improvements. Any of Tenant’s property remaining in the Premises will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to account to or compensate Tenant, and Tenant will pay Landlord on demand all costs incurred by Landlord relating to such abandoned property.

15.2 Holding Over. Tenant understands that it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease. If Tenant holds over after the Expiration Date with Landlord’s prior written consent, Tenant will be deemed to be a tenant from month to month, at a monthly Base Rent, payable in advance, equal to 120% of monthly Base Rent payable during the last year of the Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a month-to-month tenancy. If Tenant holds over after the Expiration Date or following the termination of the Term without Landlord’s prior written consent, Tenant will be deemed a tenant at sufferance, at a daily Base Rent, payable in advance, equal to 150% of the Base Rent per day payable during the last year of the Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a tenancy at sufferance.

16. ESTOPPEL CERTIFICATES. Promptly upon Landlord’s request, Tenant will execute and deliver to Landlord an occupancy estoppel certificate (the “Estoppel Certificate”). In addition, Tenant agrees that at any time and from time to time (but on not less than 10 business days’ prior request by Landlord), Tenant will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following: (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no Default by Landlord or Tenant exists which has not been cured, except as to defaults stated in such certificate; (e) that Tenant has no existing defenses or set-offs to enforcement of this Lease, except as specifically stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building. Tenant’s failure to contest or deliver such Estoppel Certificate within such ten (10) business day period shall be conclusive upon Tenant (x) that this Lease is in full force and effect without modification, except as may be represented by Landlord, (y) that to Tenant’s knowledge there are no uncured defaults in Landlord’s performance, and (z) that no Rent has been paid in advance except as set forth in this Lease. Tenant hereby irrevocably appoints Landlord its attorney-in-fact in its name, place and stead to execute any such Estoppel Certificate which Tenant fails to contest or execute within such ten (10) business day period.

17. TRANSFERS OF LANDLORD’S INTEREST.

17.1 Sale, Conveyance and Assignment. Subject only to Tenant’s rights under this Lease, nothing in this Lease will restrict Landlord’s right to sell, convey, assign or otherwise deal with the Land, Building or Landlord’s interest under this Lease.

17.2 Effect of Sale, Conveyance or Assignment. A sale, conveyance or assignment of the Building will automatically release Landlord from liability under this Lease from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Tenant will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date. This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord’s transferee.

17.3 Subordination and Nondisturbance. This Lease is and will be subject and subordinate in all respects to any Encumbrance. With respect to any Encumbrance first encumbering the Building subsequent to the Date of this Lease, upon Tenant’s written request, Landlord will use commercially reasonable efforts in good faith to cause the Lender to execute the subordination, non-disturbance and attornment agreement in the form attached to this Lease as Exhibit G attached hereto (the “SNDA”). While such subordination will occur automatically, Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to promptly execute and deliver to Landlord or any Lender such instrument(s) as may be reasonably required to evidence such subordination. In the alternative, however, any Lender may unilaterally elect to subordinate its Encumbrance to this Lease.

17.4 Attornment. If the interest of Landlord is transferred to any person (a “Transferee”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant will immediately and automatically attorn to the Transferee. Upon attornment this Lease will continue in full force and effect as a direct lease between the Transferee and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease, except that the Transferee will not be: (a) liable for any act or omission of any prior landlord, including Landlord (but such exemption will not excuse the Transferee from the performance of any obligations of the landlord under this Lease required to be performed subsequent to the transfer to the Transferee); (b) subject to any offsets or defenses which Tenant might have against any prior landlord, including Landlord (excluding any express right of abatement granted under this Lease, provided that the Lender who held the Encumbrance the enforcement of which resulted in the transfer to the Transferee (the “Foreclosing Lender”) was afforded any notice and cure rights to which it was entitled under Section 21.1 with respect to the matter that gave rise to such express right of abatement); (c) bound by any Rent or advance Rent which Tenant might have paid for more than the current month or the next succeeding month to any prior landlord, including Landlord, and all such Rent will remain due and owing, regardless of such advance payment; (d) obligated for repayment to Tenant of any security or advance rental deposit made by Tenant, except to the extent the same is paid over to the Transferee; or (e) bound by any termination, amendment or modification of this Lease (other than one expressly contemplated by the terms of this Lease and effected according to such express terms, such as a termination by Landlord due to a Default by Tenant) made without the written consent of the Foreclosing Lender. Tenant agrees, upon request by and without cost to the Transferee, to promptly execute and deliver to the Transferee such instrument(s) as may be reasonably required to evidence such attornment.

18. RULES AND REGULATIONS. Tenant agrees to faithfully observe and comply with the Rules and Regulations set forth on Exhibit D and with all reasonable modifications and additions to such Rules and Regulations (which will be applicable to all Building tenants) from time to time adopted by Landlord and of which Tenant is notified in writing; provided that such modifications do not interfere with Tenant’s use of the Building or the Premises for the authorized purposes for which they are being used by Tenant. No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease. Landlord’s enforcement of the Rules and Regulations will be uniform and nondiscriminatory, but Landlord will not be responsible to Tenant for failure of any person to comply with the Rules and Regulations.

19. PARKING. Landlord grants Tenant the right to use a proportionate number of the parking spaces at the Building free of charge and on a unreserved, first-come, first-basis, said proportionality to be determined based upon the ratio of the rentable area of the Premises to the rentable area of the Building. Tenant’s rights to use the Building’s parking facilities are nonexclusive, will be deemed a license only and are conditioned upon this Lease being in full force and effect and there being no Default. Tenant will not abuse its privileges with respect to the Building’s parking facilities and will use the same in accordance with Landlord’s reasonable directions, including any reasonable Rules and Regulations adopted by Landlord with respect to such use and any signage posted in the Buildings’ parking facilities. In no event will Tenant use more than its proportionate share of the Building’s parking facilities for the parking of vehicles by Tenant or any of its agents or employees; provided that Landlord shall not grant any other tenant the right to use more than its proportionate number of parking spaces at the Building. However, Tenant’s invitees may use any visitor parking spaces available in the Building’s parking facilities on an occasional and reasonable basis. Landlord’s inability to make any of the Building’s parking facilities available at any time during the Term for reasons of force majeure and/or any other reasons beyond Landlord’s control will not be deemed a default by Landlord giving rise to any claim by Tenant. Landlord reserves the right (but will have no obligation) from time to time to change the number, size, location, shape or arrangement of the Building’s parking facilities, designate visitor, handicapped, reserved or loading areas and change the level or grade of parking; provided that the current number of parking spaces is approximately One Hundred Sixty-Seven (167) and such number of spaces shall not be materially reduced during the Term without the consent of Tenant. Landlord will have no liability to Tenant with respect to Tenant’s use of the Building’s parking facilities, including any liability for any property that is lost, stolen, damaged or destroyed as a result of or in connection with such use. Tenant shall not at any time park or permit the parking of Tenant’s vehicles, or the vehicles of others, adjacent to loading areas so as to interfere in any way with the use of such areas. Tenant shall not park or permit to be parked any inoperative or abandoned vehicles or equipment on any portion of the parking or loading areas. If any abandoned or improperly parked vehicles are discovered by Landlord to exist anywhere in the Building’s parking facilities or associated driveways and roadways, Landlord shall have the right to remove same in accordance with the terms of applicable law.

20. TENANT’S DEFAULT AND LANDLORD’S REMEDIES.

20.1 Default. Each of the following events will constitute a material breach by Tenant and a “Default” under this Lease:

(a) Failure to Pay Rent. Tenant fails to pay Base Rent, Additional Rent or any other Rent payable by Tenant under the terms of this Lease when due, and such failure continues for 5 business days after delivery of written notice from Landlord of such failure; provided that with respect to Base Rent and Additional Rent, Tenant will be entitled to only 2 notices of such failure during any consecutive twelve (12) month period and if, after 2 such notices are given in any consecutive twelve (12) month period, Tenant fails, during such Lease Year, to pay any such amounts when due, such failure will constitute a Default without further notice by Landlord or additional cure period.

(b) Failure to Perform Other Obligations. Tenant breaches or fails to comply with any other provision of this Lease applicable to Tenant, and such breach or noncompliance continues for a period of 30 days after delivery of written notice by Landlord; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not in good faith commence to cure such breach or noncompliance within such 30-day period or does not at all times diligently complete such cure. However, if such breach or noncompliance causes or results in (i) a dangerous condition on the Premises or Building, (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or (iii) a material disturbance to another tenant, then a Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after notice by Landlord to Tenant, and in any event is not cured within 30 days after delivery of such notice. For purposes of this Section 20.1(b), financial inability will not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the provisions of this Lease.

(c) Nonoccupancy of Premises. Tenant fails to execute and deliver the Tenant Acceptance Agreement within 10 business days after Landlord has delivered same to Tenant as provided in Sections 1.1(f) and 2.3; or Tenant fails to occupy and use the Premises within 90 days after the Commencement Date or leaves substantially all of the Premises unoccupied for 15 consecutive days or vacates and abandons substantially all of the Premises.

(d) Transfer of Interest Without Consent. Tenant’s interest under this Lease or in the Premises is transferred or passes to, or devolves upon, any other party in violation of Section 13.

(e) Execution and Attachment Against Tenant. Tenant’s interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within 30 days after levy.

(f) Bankruptcy or Related Proceedings. Tenant files a petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency Laws, or voluntarily takes advantage of any such Laws by answer or otherwise, or dissolves or makes an assignment for the benefit of creditors, or involuntary proceedings under any such Laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant’s property, and such proceedings are not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

20.2 Remedies. Time is of the essence. If any Default occurs, Landlord will have the right, at Landlord’s election, then or at any later time, to exercise any one or more of the remedies described below. Exercise of any of such remedies will not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

(a) Cure by Landlord. Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action reasonably necessary to cure any Default in such manner and to such extent as reasonably necessary. Landlord may do so without additional demand on, or additional written notice to, Tenant and without giving Tenant an additional opportunity to cure such Default. Tenant covenants and agrees to pay Landlord, upon demand, all reasonable advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorney’s fees, together with interest at the rate of 4% per annum plus the Wall Street Journal prime rate in effect on the date of demand, from the date of payment of any such advances, costs and expenses by Landlord.

(b) Termination of Lease and Damages. Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant will remain liable to Landlord for damages in an amount equal to the Base Rent, Additional Rent and other Rent which would have been owing by Tenant for the balance of the Term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such recovery of possession or reletting. Landlord will be entitled to collect and receive such damages from Tenant on the days on which the Base Rent, Additional Rent and other Rent would have been payable if this Lease had not been terminated. Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as liquidated damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Base Rent, Additional Rent and other Rent for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at 18% per annum), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the termination date; plus (ii) the present value at the time of termination (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date) of the amount, if any, by which (A) the aggregate of the Base Rent, Additional Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination (with respect to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the calendar year in which termination occurs and for each subsequent calendar year remaining in the Term if this Lease had not been terminated will increase by 8% per year over the amount of Expenses and Taxes for the prior calendar year), exceeds (B) the amount of such Base Rent, Additional Rent and other Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Base Rent, Additional Rent and other Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (iii) interest on the amount described in (ii) above from the termination date to the date of the award at the rate of 18% per annum.

(c) Repossession and Reletting. Landlord may reenter and take possession of all or any part of the Premises, without additional demand or notice, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in such notice. After recovering possession of the Premises, Landlord may, from time to time, but will not be obligated to, relet all or any part of the Premises for Tenant’s account, for such term or terms and on such conditions and other terms as Landlord, in its discretion, determines. Landlord may make such repairs, alterations or improvements as Landlord reasonably considers appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all reasonable costs and expenses, including attorneys’ fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any failure to relet the Premises or for any inability to collect any rent due upon such reletting. Regardless of Landlord’s recovery of possession of the Premises, Tenant will continue to pay on the dates specified in this Lease, the Base Rent, Additional Rent and other Rent which would be payable if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises. Alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Base Rent, Additional Rent and other Rent for any period prior to the repossession date (including interest from the due date to the date of the award at the rate of 18% per annum), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the repossession date; plus (ii) the present value at the time of repossession (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the repossession date) of the amount, if any, by which (A) the aggregate of the Base Rent, Additional Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after repossession (with respect to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the calendar year in which repossession occurs and for each subsequent calendar year remaining in the Term if Landlord had not repossessed the Premises will increase by 8% per year over the amount of Expenses and Taxes for the prior calendar year), exceeds (B) the amount of such Base Rent, Additional Rent and other Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Base Rent, Additional Rent and other Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (iii) interest on the amount described in (ii) above from the repossession date to the date of the award at the rate of 18% per annum.

(d) Recovery of Landlord’s Costs. The present value (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the repossession date) of any amounts paid by Landlord for build-out allowances or interior finishing will be due and payable upon billing by Landlord, but only to the extent that Landlord does not recover base rent for the remaining portion of the Term following Tenant’s default, as provided in Section 20.2(b) of this Lease.

(e) Recovery of Concessions. In the event Landlord provides Tenant any concessions which may include but not be limited to rent abated occupancy, Tenant acknowledges, understands and agrees that any concessions herein provided Tenant, shall be immediately due and payable as additional rent without further notice or demand to Tenant. The foregoing shall include the unamortized portion of the Tenant Improvement Allowance calculated using (i) an amortization period equal to the entire Term (without reduction or adjustment for any portion of the Term that follows the fifth (5th) anniversary date of the Commencement Date relating to the unexercised Termination Option), and (ii) an interest factor equal to 4% per annum plus the Wall Street Journal prime rate in effect on the date of demand.

(f) Bankruptcy Relief. Nothing contained in this Lease will limit or prejudice Landlord’s right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

(g) Mitigation. Landlord shall use commercially reasonable efforts to mitigate its damages resulting from a Default under this Lease, provided that said obligation to mitigate shall be satisfied in full and deemed reasonable if Landlord advises Landlord’s leasing agent of the availability of the Premises and advises at least one outside commercial brokerage entity of the availability of the Premises. Landlord’s duty to mitigate by leasing the Premises to another tenant (a “Replacement Tenant”) is subject to the following:

(i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

(ii) Landlord shall not be obligated to offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

(iii) Landlord shall not be obligated to lease the Premises to a Replacement Tenant for a rental less than the current fair market rental then prevailing for the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord;

(iv) Landlord shall not be obligated to enter into a lease with any proposed Replacement Tenant whose use would, in Landlord’s reasonable opinion:

(A) Disrupt the tenant mix or balance of the Building;

(B) Violate any restriction, covenant or requirement contained in another lease or document of another tenant or occupant of the Building;

(C) Adversely affect the reputation of the Building; or

(D) Be incompatible with the operation of the Building.

(v) Without limiting the generality of the foregoing, it shall be reasonable for Landlord to elect not to lease to a proposed Replacement Tenant that is a (i) school, college, community college or university; or (ii) governmental office or any agency or subdivision thereof.

(vi) Landlord shall not be obligated to enter into a lease with any proposed Replacement Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first class manner.

(vii) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a proposed Replacement Tenant unless and until Tenant pays Landlord the same.

Upon compliance with the above criteria regarding the releasing of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied, in a reasonable manner, Landlord’s obligation to mitigate damages under this lease and under any law or judicial ruling in effect on the date of this lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord.

21. LANDLORD’S DEFAULT AND TENANT’S REMEDIES.

21.1 Default. If Tenant believes that Landlord has breached or failed to comply with any provision of this Lease applicable to Landlord, Tenant will give written notice to Landlord describing the alleged breach or noncompliance. Landlord will not be deemed in default under this Lease if Landlord cures the breach or noncompliance within 20 days after receipt of Tenant’s notice or, if the same cannot reasonably be cured within such 20-day period, if Landlord in good faith commences to cure such breach or noncompliance within such period and then diligently pursues the cure to completion. Any Lender will also have the right to cure the breach or noncompliance within the period of time described above.

21.2 Remedies. Time is of the essence. If Landlord breaches or fails to comply with any provision of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described in Section 21.1, then Tenant may exercise any right or remedy available to Tenant at law or in equity, except to the extent expressly waived or limited by the terms of this Lease.

22. SECURITY DEPOSIT. [Intentionally deleted.]

23. BROKERS. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers in connection with the transaction which is subject to this Lease. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

24. LIMITATIONS ON LANDLORD’S LIABILITY. ANY LIABILITY FOR DAMAGES, BREACH OR NONPERFORMANCE BY LANDLORD, OR ARISING OUT OF THE SUBJECT MATTER OF, OR THE RELATIONSHIP CREATED BY, THIS LEASE, WILL BE COLLECTIBLE ONLY OUT OF THE LANDLORD’S AND ITS AFFILIATE’S INTEREST IN THE BUILDING, INCLUDING THE RENTS AND REVENUES DERIVING THEREFROM, AND NO PERSONAL LIABILITY IS ASSUMED BY, OR WILL AT ANY TIME BE ASSERTED AGAINST LANDLORD’S, ITS AFFILIATES OR ASSET MANAGER, OR ANY OF THEIR SUCCESSORS OR ASSIGNS; ALL SUCH LIABILITY, IF ANY, BEING EXPRESSLY WAIVED AND RELEASED BY TENANT. LANDLORD’S REVIEW, SUPERVISION, COMMENTING ON OR APPROVAL OF ANY ASPECT OF WORK TO BE DONE BY OR FOR TENANT (UNDER SECTION 7, EXHIBIT B OR OTHERWISE) ARE SOLELY FOR LANDLORD’S PROTECTION AND, EXCEPT AS EXPRESSLY PROVIDED, CREATE NO WARRANTIES OR DUTIES TO TENANT OR TO THIRD PARTIES.

25. NOTICES. All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one business day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt; or (c) 2 business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid. All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, Landlord’s Notice Address, and in the case of notices to Tenant, Tenant’s Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 25.

26. MISCELLANEOUS.

26.1 Binding Effect. Each of the provisions of this Lease will extend to bind or inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, effective from the date of Execution as recorded in Section 1.1 (a), provided this clause will not permit any transfer by Tenant contrary to the provisions of Section 13.

26.2 Complete Agreement; Modification. All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

26.3 Delivery for Examination. Submission of the form of the Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

26.4 No Air Rights. This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

26.5 Enforcement Expenses. Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents, and others retained, incurred in successfully enforcing the other party’s obligations under this Lease.

26.6 Force Majeure. With the exception of Tenant’s obligation to pay any and all items of Rent as the same become due under the applicable provisions of this Lease, each party shall be excused from performing an obligation or undertaking provided for in this Lease so long as such performance or undertaking is prevented, delayed, or hindered by a strike, lockout, labor dispute, civil commotion, act of God, acts of terrorism or war or any other cause outside and beyond such party’s control.

26.7 Building Name. Tenant will not, without Landlord’s prior written consent, use Landlord’s or the Building’s name, or any facsimile or reproduction of the Building, for any purpose; except that Tenant may use the Building’s name in the address of the business to be conducted by Tenant in the Premises. Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building; provided that, if the change in the name or address of the Building results in a change in Tenant’s address, Landlord will reimburse Tenant’s reasonable costs to replace stationary, business cards and marketing materials that have an address and must be scrapped as a result.

26.8 No Waiver. No waiver of any provision of this Lease will be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently. No express waiver will affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

26.9 Recording. Tenant will not record this Lease, or a short form memorandum, without Landlord’s prior written consent and any such recording without Landlord’s prior written consent will be a Default. [Note: This will be a material agreement to Intellon. As a public company, we will need to file this agreement with the Securities and Exchange Commission.]

26.10 Captions. The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

26.11 Invoices. All bills or invoices to be given by Landlord to Tenant will be sent to Tenant’s Address. Tenant may change Tenant’s Address by notice to Landlord given according to Section 25. If Tenant fails to give Landlord specific written notice of its objections within 120 days after receipt of any bill or invoice from Landlord, such bill or invoice will be deemed true and correct and Tenant may not later question the validity of such bill or invoice or the underlying information or computations used to determine the amount stated.

26.12 Severability. If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

26.13 Jury Trial. Landlord and Tenant waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other with respect to any matter arising out of or in connection with this Lease, Tenant’s use and occupancy of the Premises, or the relationship of Landlord and Tenant. However, such waiver of jury trial will not apply to any claims for personal injury.

26.14 Termination Option. [Intentionally Deleted].

26.15 Authority to Bind. The individuals signing this Lease on behalf of Landlord and Tenant represent and warrant that they are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease according to its terms.

26.16 Only Landlord/Tenant Relationship. Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.17 Governing Law. This Lease will be governed by and construed according to the laws of the state in which the Building is located.

26.18 Exhibits. The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits will control.

The Exhibits to this Lease are:

Schedule 1	–	List of Certain Tenant Charges
Exhibit A	–	Plan Delineating the Premises
Exhibit B	–	Leasehold Improvements Agreement
Exhibit B-1	–	Description of Certain Tenant Improvements
Exhibit B-2	–	Landlord’s Base Building Work
Exhibit B-3	–	Depiction of Certain Landlord’s Base Building Work
Exhibit C	–	Tenant Acceptance Agreement
Exhibit D	–	Rules and Regulations
Exhibit E	–	Building Moving Policy
Exhibit F	–	Special Stipulations
Exhibit G	–	Form of SNDA

26.19 Form of Execution Copy. The parties acknowledge that this Lease reflects the final agreement between the parties hereto and that any words or items stricken herein are intended to be deleted and any words or items in bold are intended to be included and made a part of this Lease.

26.20 Patriot Act. Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease.

26.21 Radon Gas. Radon is a naturally occurring gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(The remainder of this page is intentionally blank. Signatures follow on the next page.)

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TENANT: Tenant Name		LANDLORD:

INTELLON CORPORATION A Delaware corporation		SOUTHEAST STB PORTFOLIO, LLC, a Georgia limited liability company

By:	/s/ Charles E. Harris	By: TSO Deep South, Inc., a Delaware corporation, its manager
Printed Name:	Charles E. Harris
Title:	Chairman and CEO

By:	/s/ A. Boyd Simpson

A. Boyd Simpson President

Witness:	Witness:

Witness:	Witness:

Schedule 1

	EXPENSES INCLUDED IN BASE YEAR; TENANT PAYS TENANT’S SHARE OF EXPENSES ABOVE BASE YEAR BEGINNING 1-1-11	FULL PASS-THROUGH: TENANT PAYS TENANT’S SHARE OF FULL AMOUNT BEGINNING ON COMMENCEMENT DATE	SUB-METERED; PAID TO LANDLORD WITHOUT MARK-UP	EXPENSES PAID DIRECTLY BY TENANT
Net Expenses

Taxes		X

Insurance		X

Water, sewer and utilities other than electric		X

Building Trash Removal		X

Pest Control		X

Life Safety Systems		X

Submetered Expense

Electric			X

Direct Expenses

Janitorial—Premises				X

Light Bulbs, Tubes, Ballasts				X

Expenses Included in Base Year

Office Staffing/Administrative	X

Structural Maintenance	X

Common Area Repairs & Maintenance (includes Parking Lot, Landscaping, Elevator, etc.)	X

Janitorial Service—Common Areas	X

Repairs/Maint. To Building, Common Areas & Premises Electrical, Mechanical, Plumbing	X

Exhibit A

PLAN DELINEATING THE PREMISES

(To be inserted by Landlord)

A-1

EXHIBIT B

LEASEHOLD IMPROVEMENTS AGREEMENT

1. Landlord’s Obligations. Tenant has personally inspected the Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except (a) to promptly construct and install within the Premises, with due diligence, and in a good and workmanlike manner, the initial improvement of the Premises in accordance with this Exhibit B (the “Tenant Improvements”), including without limitation those items specified on Exhibit B-1 attached hereto and (b) to promptly construct and install at its sole cost and expense, and without reduction of the Allowance (defined below), with due diligence and in a good and workmanlike manner, the improvement specified on Exhibit B-2 (the “Landlord’s Base Building Work” and collectively with the Tenant Improvements, the “Leasehold Improvements”).

2. Construction Drawings, Cost Statement and Allowance.

(a) Within three (3) business days following the Date of this Lease, Tenant shall deliver to Landlord all remaining information that Landlord has requested in order for Landlord to be able to complete a set of construction drawings (the “CD’s”) covering all work to be performed by Landlord in constructing the Tenant Improvements, all in accordance with a space plan previously submitted by tenant and approved by Landlord. Promptly after Landlord receives all of said information, Landlord shall prepare the final CDs and deliver same to Tenant for Tenant’s review and approval. Tenant shall have five (5) days after receipt of these CD’s in which to review the CD’s and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to approve or request changes to the CD’s within five (5) days after its receipt thereof, then Tenant shall be deemed to have approved the CD’s and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall submit the revised portion of the CD’s to Tenant. Tenant may not thereafter disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Following Tenant’s approval of the CD’s, Landlord will prepare (or obtain from its contractor) a statement of the cost to construct and install the Tenant Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a fee payable to the project’s construction manager or general contractor, and (B) such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. If the Total Project Costs (defined below) specified on the Cost Statement do not exceed $800,000, then Tenant shall be deemed to have irrevocably and unconditionally approved the Cost Statement. If the Total Project Costs specified on the Cost Statement exceed $800,000, then within three (3) business days after its receipt thereof, Tenant shall deliver to Landlord written notice either stating Tenant’s approval of the Cost Statement or stating Tenant’s request that Landlord change the CD’s in accordance with the procedure set forth above and to revise the Cost Estimate to reflect such changes. This

B-1

process shall continue until Tenant approves the CD’s and Cost Statement, however any delay that Landlord experiences in commencing construction of the Tenant Improvements resulting from Tenant’s request for changes to either the CD’s or the Cost Statement shall constitute Tenant Delay. Once the CD’s and Cost Statement are approved, Tenant may not thereafter request any further changes to the CD’s and Cost Statement. Tenant shall at all times in its review of the CD’s and the Cost Statement, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the CD’s and the Cost Statement in writing within three (3) business days following Landlord’s delivery of written request therefor. As used in this Exhibit, the term “Total Project Cost” shall mean the total cost of all space planning, architectural, and engineering and other fees, and the cost to construct and install the Tenant Improvements as stated on the Cost Statement, as adjusted for and taking into account any increases or decreases resulting from any Change Orders.

(b) Landlord shall be responsible for eighty percent (80%) of the Total Project Cost, except that this obligation of Landlord shall not exceed six hundred forty thousand and No/100 Dollars ($640,000) (the “Allowance”). Tenant shall be responsible for (a) twenty percent (20%) of the Total Project Cost plus (b) the total amount by which the Total Project Cost exceeds $800,000 (collectively, the “Tenant’s Contribution”). Within ten (10) days following the date on which Tenant approves or is deemed to have approved the Cost Statement, Tenant shall deliver to Landlord the entire Tenant’s Contribution. Landlord shall have no obligation to commence work prior to receiving the Tenant’s contribution, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. If as a result of a Change Order the amount of the Tenant’s Contribution increases, then Tenant shall deliver the additional amount of the Tenant’s Contribution to Landlord within ten (10) days following Tenant’s receipt of Landlord’s written request, failing which Landlord shall be permitted to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at the rate of four percent (4%) per annum plus the Wall Street Journal prime rate in effect on the date of demand. If the Allowance exceeds the Total Project Cost, such savings shall be the property of Landlord.

(c) Landlord will manage and oversee the design and construction of the Tenant Improvements, provided Landlord shall be compensated a construction management fee and architectural fee in an amount equal to five percent (5%) of the Total Project Cost, which will be included in the Total Project Cost. Landlord shall be permitted to pay said fee from the Allowance.

3. Construction Schedule and Early Occupancy. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Premises prior to Substantial Completion.

4. Change Orders. Tenant shall have no right to require changes to the CD’s, however Tenant may request a change to the CD’s at any time following the date hereof by way

B-2

of written change order (each, a “Change Order”, and collectively, “Change Orders”). Each such request shall be subject to Landlord’s reasonable consent. If Landlord consents to a proposed Change Order, Landlord shall prepare and submit to Tenant a memorandum setting forth the impact on the Total Project Cost and the construction schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. If Tenant fails to respond within said 3-day period, Tenant shall be deemed to have elected to retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord, within ten (10) days following Landlord’s request, any increase in the amount of the Tenant’s Contribution resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for any increase in the amount of the Tenant’s Contribution resulting from the Change Order.

5. Tenant Delay. Notwithstanding anything to the contrary contained in the Lease, if Substantial Completion of the Tenant Improvements is delayed beyond the Commencement Date as a result of Tenant Delay (as hereinafter defined), then, for purposes of determining the Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Tenant Improvements on or before the Commencement Date.

6. Letter of Understanding. Promptly following the Commencement Date, Tenant shall execute the Tenant Acceptance Agreement in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease and the other information stated therein, and (b) except for any punchlist items, that Tenant has accepted the Premises. If Tenant takes possession of and occupies the Premises, Tenant shall be deemed to have accepted the Premises and that the condition of the Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

7. Definitions. For purposes of this Lease (a) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Premises prior to Tenant’s occupancy, as established by a certificate of occupancy for the entire Premises or other similar authorization issued by the appropriate governmental authority, if required, and (b) “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements attributable to Tenant, including, without limitation (i) Tenant’s failure to meet any time deadlines specified herein, (ii) Change Orders, (iii) the performance of any other work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, (iv) Landlord’s inability to obtain an occupancy permit for the Premises because of the need for completion of all or a portion of improvements being installed in the Premises directly by Tenant, and (v) any other act or omission of Tenant.

B-3

EXHIBIT B-1

DESCRIPTION OF CERTAIN TENANT IMPROVEMENTS

The following is included in the Tenant Improvements:

1. Demolition as needed to re-configure the Premises in accordance with the Exhibit A and the CD’s.

2. Construction of offices, labs, kitchens, server rooms, and rest rooms as shown on the CD’s, including paint; floor covering, light fixtures, new walls, and ceiling system.

3. Construction of Tenant’s Building and pylon signage pylon as mutually agreed and as approved by SunTrust.

4. Installation of electrical and low voltage wiring, plumbing and other systems as depicted on the CD’s.

5. Modification of the existing HVAC system to provide the Premises with separate climate controls and to provide for the metering of HVAC electric consumption to the Premises.

6. Provide life safety equipment as necessary to comply with applicable code.

EXHIBIT B-2

LANDLORD’S BASE BUILDING WORK

The following items constitute all of the Landlord’s Base Building Work:

Items which, if completed after Substantial Completion of the Tenant Improvements, will not delay the Commencement Date:

1. Landlord shall construct a new canopy entrance feature and stairway from ground level to the Premises and down one level to the courtyard as shown on Exhibit B-3 attached hereto.

2. Landlord shall construct the exterior improvements to the Building as shown on Exhibit B-3, excluding the windows, which are addressed below.

3. Landlord shall construct AND complete all upgrades to the Common Areas of the Building that do not materially and adversely affect Tenant’s ingress to or egress from the Premises.

Items that must be completed before Substantial Completion is deemed to have occurred:

1. Landlord shall install the new windows as shown on Exhibit B-3.

2. Except as provided above, Landlord shall construct AND complete all upgrades to the Common Areas of the Building, all upgrades affecting the structure of the Building or that materially and adversely affect Tenant’s ingress to or egress from the Premises, if any, required to make the Building compliant with codes in effect as of the Commencement Date.

EXHIBIT B-3

DEPICTION OF CERTAIN LANDLORD’S BASE BUILDING WORK

EXHIBIT C

TENANT ACCEPTANCE AGREEMENT

This Tenant Acceptance Agreement (the “Agreement”) is made and entered into this              day of                     , 20    , by and between SOUTHEAST STB PORTFOLIO, LLC, a Georgia limited liability company (“Landlord”), and INTELLON CORPORATION, a Delaware corporation as Tenant.

WHEREAS, Landlord and Tenant entered into that certain Office Lease Agreement dated September     , 2009, (the “Lease”) for premises in the Building located at 203 East Silver Springs Blvd., Ocala FL as such premises are more particularly described in the Lease.

Pursuant to the provisions of Article 2 of the Lease, Landlord and Tenant hereby mutually agree that:

1.	Tenant has accepted possession of the Premises. The Premises are tenantable, the Landlord has no further obligation for construction and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects except for any latent defects for which Landlord shall be and remain responsible. All conditions of the Lease required of Landlord as of this date have been fulfilled, and there are no defenses or setoffs against the enforcement of the Lease by Landlord.

2.	The Commencement Date of the Lease is hereby agreed to be , 200 and the Expiration Date of the Lease is hereby agreed to be , 200 .

3.	The Early Termination Date is hereby agreed to be , 200 and the Termination Notice Deadline is hereby agreed to be , 200 .

All other terms and conditions of the Lease are hereby ratified and acknowledged to be unchanged.

Agreed and Executed this              day of                     ,200    .

Tenant:

INTELLON CORPORATION
(Witness)

By:
(Witness)	Name:
Title:

Southeast STB Portfolio, LLC, a Georgia limited liability company

	By:	TSO Deep South, Inc., a Delaware corporation, its manager

By:
(Witness)		A. Boyd Simpson President

C-1

EXHIBIT D

RULES AND REGULATIONS

1. Rights of Entry. Tenant will have the right to enter the Premises at any time, but outside of Business Hours, Tenant will be required to furnish proper and verifiable identification. Landlord will have the right to enter the Premises at any time during the last 6 months of the Term, with reasonable prior notice to Tenant and subject to Tenant’s reasonable security measures, to show the Premises to prospective tenants.

2. Right of Exclusion. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of alcohol or drugs.

3. Obstructions. Tenant will not obstruct or place anything in or on the sidewalks or driveways outside the Building, or in the lobbies, corridors, stairwells or other Common Areas. Landlord may remove, at Tenant’s expense, any such obstruction or thing without notice or obligation to Tenant.

4. Refuse. Tenant will place all refuse in the Premises in proper receptacles provided and paid for by Tenant, or in receptacles provided by Landlord for the Building, and will not place any litter or refuse on or in the sidewalks or driveways outside the Building, or the Common Areas, lobbies, corridors, stairwells, ducts or shafts of the Building.

5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls.

6. Keys; Locks. Landlord may from time to time install and change locks or electronic key card systems on entrances to the Building, Common Areas and the Premises, and will provide Tenant a reasonable number of keys or key cards to meet Tenant’s requirements. If Tenant desires additional keys or key cards, they will be furnished by Landlord and Tenant will pay a reasonable charge for them. Tenant will not add or change existing locks or electronic key card systems on any door in or to the Premises without Landlord’s prior written consent. If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a) Landlord, without abatement of Rent, will be relieved of any obligation under the Lease to provide any service that requires access to the affected areas;

(b) Tenant will indemnify Landlord against any expense as a result of forced entry to the affected areas which may be required in an emergency; and

(c) Tenant will, at the end of the Term and at Landlord’s request, remove such lock(s) at Tenant’s expense.

At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises which are in Tenant’s possession.

7. Aesthetics. Tenant will not attach any awnings, signs, displays or projections to the outside or inside walls or windows of the Building which are visible from outside the Premises without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

8. Window Treatment. If Tenant desires to attach or hang any curtains, blinds, shades or screens to or in any window or door of the Premises, Tenant must obtain Landlord’s prior written approval. Tenant will not coat or sunscreen the interior or exterior of any windows without Landlord’s express written consent. Tenant will not place any objects on the window sills that cause, in Landlord’s reasonable opinion, an aesthetically unacceptable appearance.

9. Directory Boards. The Building office directory boards have a limited capacity; however, Landlord will make every reasonable effort to accommodate Tenant’s requirements.

10. Building Control. Landlord reserves the right to control and operate the Common Areas as well as facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of tenants generally. Landlord reserves the right to prevent access to the Building during an emergency by closing the doors or otherwise, for the safety of tenants and protection of the Building and property in the Building.

11. Engineering Consent. All plumbing, electrical and heating, ventilating and air conditioning (“HVAC”) work for and in the Premises requires Landlord’s prior written consent to maintain the integrity of the Building’s electrical, plumbing and HVAC systems.

12. HVAC Interference. Tenant will not place objects or other obstructions on the HVAC convectors or diffusers and will not permit any other interference with the HVAC system.

13. Plumbing. Tenant will only use plumbing fixtures for the purpose for which they are constructed. Tenant will pay for all damages resulting from any misuse by Tenant of plumbing fixtures.

14. Equipment Location. Landlord reserves the right to specify where Tenant’s business machines, mechanical equipment and heavy objects will be placed in the Premises in order to best absorb and prevent vibration, noise and annoyance to other tenants, and to prevent damage to the Building. Tenant will pay the cost of any required professional engineering certification or assistance.

15. Animals. Tenant will not bring into, or keep about, the Premises any vehicles, birds, animals (except those assisting disabled persons) or organic Christmas decor of any kind. Bicycles and vehicles may only be parked in areas designated for such purpose. Bicycles shall be stored within the Building in the areas reasonably designated by Landlord.

16. Carpet Protection. In those portions of the Premises where carpet has been provided by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.

17. Proper Conduct. Tenant will conduct itself in a manner which is consistent with the character of the Building and will ensure that Tenant’s conduct will not impair the comfort or convenience of other tenants in the Building.

18. Elevators. Except as may be expressly permitted by Landlord, only freight elevators may be used for deliveries. Use of freight elevators after Business Hours must be scheduled through the office of the Property Manager.

19. Deliveries. Tenant will ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by Landlord. Such deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Tenant will use or cause to be used, in the Building, hand trucks or other conveyances equipped with rubber tires and rubber side guards to prevent damage to the Building or property in the Building. Tenant will promptly pay Landlord the cost of repairing any damage to the Building caused by any person making deliveries to the Premises.

20. Moving. Tenant will ensure that furniture and equipment and other bulky matter being moved to or from the Premises are moved through such entrances, elevators and corridors as may from time to time be reasonably designated by Landlord, and by movers or a moving company reasonably approved by Landlord. Tenant will promptly pay Landlord the cost of repairing any damage to the Building caused by any person moving any such furniture, equipment or matter to or from the Premises.

21. Solicitations. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same.

22. Food. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Building. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking and vending machines, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.

23. Parking Rules and Regulations. Tenant will comply with all reasonable rules and regulations applicable to the parking facilities serving the Building as determined by the parking facility operator.

24. Asbestos. According to regulations enacted by the Occupational Safety and Health Administration (“OSHA”) in Sections 1910.1001 and 1926.1101 of Title 29 of the Code of Federal Regulations (the “OSHA Regulations”), any of the following materials, if located in properties constructed prior to 1981, must be treated as presumed asbestos-containing material (“PACM”): any thermal system insulation and surfacing material that is sprayed on, troweled on, or applied in some other matter, as well as any resilient flooring material installed in 1980 or earlier. Landlord has informed Tenant that the Building was constructed prior to 1981 and therefore contains PACM. Landlord has disclosed to Tenant that the Building contains asbestos-containing material (“ACM”). Landlord has established an ACM management program that will govern all work in the Building that could disturb any ACM. Regardless of any provision of the Lease to the contrary, Tenant will not undertake any work in the Premises (including, without limitation, any alteration, repair, maintenance, restoration or removal work contemplated by Sections 6.1, 7.1 or 15.1 of the Lease) that could disturb any ACM without first notifying Landlord of the proposed work and cooperating with Landlord to ensure that such work complies with Landlord’s ACM program. Tenant agrees that its failure to comply with this Section 24 will constitute a material breach of the Lease; however, such agreement will not be deemed to limit the materiality of any other Tenant breach of the Lease for failure to comply with any other Rules and Regulations.

25. Employees, Agents and Invitees. In these Rules and Regulations, “Tenant” includes Tenant’s employees, agents, invitees, licensees and others permitted by Tenant to access, use or occupy the Premises.

EXHIBIT E

BUILDING MOVING POLICY

The following rules pertain to (i) moving Tenant’s furniture, equipment and supplies into or out of the building, and (ii) the delivery of substantial amounts of equipment, furniture or supplies to existing tenants in the Building. Any movers that do not adhere to the following rules will not be allowed to enter the building or will be required to discontinue the move.

1. 1. No move into or out of the Building shall interfere with another Building tenant’s quiet enjoyment, use or occupancy of that tenant’s premises or the Common Areas.

2. Building management must be notified at least ten (10) days prior to your proposed moving date in order to coordinate dates and the details of the move. A representative of the moving company must contact the management office at least five (5) days prior to the proposed moving date. The elevator, which must be used for all moves, will be available only if the management office has been timely notified.

3. All moving company employees should be in uniform or wear some form of identification. All moving company employees must be bonded and insured.

4. There will be no smoking inside of the building by any employee of the moving company.

5. Prior to the move, the moving company must submit a Certificate of Insurance naming Landlord as an additional insured. The moving company must carry insurance with at least the following coverage: Each moving company transporting supplies furniture, and/or equipment through the Building shall secure and present to the building manager a certificate reflecting these coverages at least twenty-four (24) hours prior to the move into the Building. Please be sure your moving company meets these requirements so they will be permitted to move your company into the Building.

•	Worker’s compensation insurance in the amount required by the state of Florida.

•

Comprehensive General Liability insurance shall include coverage for hazards on premises-operation, elevators, products and completed operations and also personal injury coverage and contractual liability coverage designating the assumption of liability under performance of the act of moving. Such insurance shall be in limits no less than $500,000 per occurrence for property damage. Property damage insurance shall be in broad form, including completed operations.

•	An umbrella policy with a minimum limit of $1,000,000 per occurrence.

6. The route to be followed in the Building during the move must be approved by Landlord. The moving company must provide and install adequate protective coverings on all vulnerable

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corners, walls, door facings, elevator cabs and other areas along the route to be followed during the move. These areas will be inspected for damage after the move.

7. Clean masonite sections must be used as runners on all finished floor areas where heavy furniture or equipment is being moved with wheel or skid type dollies. The masonite must be at least one-fourth inch thick. All sections of masonite should be taped to prevent sliding.

8. Do not stick duct tape onto the floors, walls, doorjambs, or doors.

9. All vendor and moving company boxes and cartons are to be removed from the premises by the vendor or moving company. They are not to be disposed of in the dumpster.

10. It is the Tenant’s responsibility to notify Landlord of items to be moved which are unusually large or in excess of the weight load limit posted in the elevator by building management, or which may require review by Landlord. Dimensions and weight may prohibit the safe transport and placement within acceptable structural guidelines. Any large items that cannot be placed in the elevator will require special hoisting arrangements which will be made through the Landlord. Tenant’s moving company should include in the bid price to the Tenant any additional charges required for extra services which may need to be provided by the moving company to hoist large items.

11. Access control personnel will be notified as to the move-in schedule and will monitor the progress of the move. Any changes in the move-in schedule must be reported to Landlord or Landlord’s representative immediately. An emergency phone number will be required by the access control personnel for the moving company’s supervisor and for the Tenant’s representative responsible for coordinating the move.

12. When ordering equipment, furniture, supplies, etc. at any time before or after your move, please specify “Inside Delivery” to your suite, because Landlord is not responsible for deliveries to your suite.

Notwithstanding the foregoing, with respect to any move into or out of the building by a subtenant of Tenant, Landlord agrees to waive such of the foregoing requirements as may be unnecessarily burdensome under the circumstances. For example, if the subtenant is moving only items that can be hand-carried, such as office supplies, books and personal belongs, Landlord shall not insist upon strict compliance with the foregoing guidelines; provided however, that Landlord reserves the right at all times to insist upon strict compliance with item number 1 above. Notwithstanding the foregoing, no waiver by Landlord of the foregoing requirement shall be mandatory or automatic. Prior to the affected move, Tenant must contact the Building Manager and request a waiver of such of the foregoing requirements that it believes to be unduly burdensome.

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EXHIBIT F

SPECIAL STIPULATIONS

Insofar as the following Special Stipulations conflict with any of the Lease Provisions, the following shall control:

1. Renewal Option.

A. Grant of Right. If this Lease is in effect and if Tenant is not then in Default hereunder, Tenant shall have the right (the “Renewal Option”) to extend the Term of this Lease as to all (but not part) of the Premises for two (2) additional periods, each of five (5) years (each the “Renewal Term”) provided that Tenant gives Landlord written notice of Tenant’s exercise of each such option at least one hundred eighty (180) days prior to the expiration of the then-current Term, time being of the essence and timely notice being an express condition of valid exercise of each said Renewal Option. The first Renewal Term shall commence at the expiration of the initial Term of the Lease, and the second Renewal Term shall commence at the expiration of the first Renewal Term. As a condition to exercising the second Renewal Option, Tenant must have exercised the first Renewal Option.

B. Renewal Terms. Each such extension of the Term shall be upon the same terms and conditions in force hereunder immediately prior to the expiration of the then current term, except that (a) after the exercise of the first Renewal Term, Tenant shall have the right to extend the Term of this Lease only for the second Renewal Term, and after the exercise of the second Renewal Term, Tenant shall have no further right to extend the Term of this Lease beyond the expiration of the second Renewal Term; (b) the Premises will be provided in their then-existing condition, on an “as is” basis, at the time the Renewal Term commences and Tenant shall not be entitled to any free rent, construction allowances, special concessions or any other leasing concessions with respect to the Premises during the Renewal Term; and (c) Base Rent for the Premises for the first Renewal Term and for the second Renewal Term shall be the amount stated in Section 1.1(g) of this Lease. If and when the Renewal Option is exercised, the Term of this Lease shall thereupon (without the necessity for any further act or deed) be deemed to expire at the end of the applicable Renewal Term unless the succeeding Renewal Term, if any, is exercised. During each Renewal Term, in addition to the amounts stated above, Tenant also shall pay Landlord all other sums which Tenant is required to pay pursuant to the terms of this Lease, all in the manner provided by this Lease.

C. No Transfer. It is understood and agreed that the Renewal Option is personal to Intellon Corporation, and is not transferable except in the event the Lease is transferred or assigned in accordance with the terms of Section 13.7 of this Lease; in the event of any assignment of this Lease or subleasing of any or all of the Premises other than pursuant to Section 13.7 of this Lease, said Renewal Option shall be null and void.

D. Tenant Default. If a Default exists at any time after Tenant exercises a Renewal Option and prior to the commencement of the applicable Renewal Term, then upon Landlord’s written election, Tenant’s exercise of the Renewal Option shall be suspended for a period of thirty (30) days to permit Tenant to cure said default, failing which Tenant’s exercise of the Renewal Option shall automatically terminate.

2. Termination Option.

A. Grant of Right. Provided that as of the date Tenant delivers the Termination Notice (defined below) and as of the Termination Date (also defined below) no Default remains uncured, Tenant shall have the one-time right to terminate the Lease (the “Termination Option”), which termination shall be effective only on the fifth (5th) anniversary of the Commencement Date, assuming that the Commencement Date is the first day of a calendar month, or if the Commencement Date is not the first day of a calendar month, on the fifth (5th) anniversary of the first day of the first full calendar month following the Commencement Date (as applicable, the “Early Termination Date”), subject to the terms and conditions of this Section.

B. Exercise of Termination Option. Tenant shall exercise the Termination Option by delivering to Landlord written notice of termination (the “Termination Notice”) no less than one hundred eighty (180) days prior to the Early Termination Date (the “Termination Notice Deadline”), time being of the essence and timely notice being an express condition of valid exercise of each the Termination Option. If Tenant fails to deliver or timely deliver the Termination Notice as required by this Section, the Termination Option automatically shall be null and void and of no further effect. Upon proper and timely delivery of the Termination Notice, the Lease shall end as of 11:59 p.m. on the Early Termination Date as if such date were the date of expiration of the Lease.

C. Vacating Space. If Tenant properly and timely exercises the Termination Option, then on or before 11:59 p.m. on the Early Termination Date, Tenant shall vacate the Premises, remove all trade fixtures (excluding the Leasehold Improvements), equipment and personal property from the Premises and deliver possession of the Premises in the condition required by the Lease upon surrender at the expiration of the Lease Term.

D. No Transfer. It is understood and agreed that the Termination Option is personal to Intellon Corporation, and is not transferable except in the event the Lease is transferred or assigned in accordance with the terms of Section 13.7 of this Lease; in the event of any assignment of this Lease or subleasing of any or all of the Premises other than pursuant to Section 13.7 of this Lease, said Termination Option shall be null and void.

3. Use Restriction. Tenant shall not be permitted to use the Premises a community bank, savings bank, savings and loan, trust company, credit union, mortgage loan production office an automated teller machine or for any other banking purposes.

4. Right of First Refusal.

A. SunTrust Space. Landlord is currently negotiating with SunTrust Bank (“SunTrust”) the right to recapture possession of portions of the Building leased by SunTrust pursuant to a lease agreement between Landlord and SunTrust Bank (the “SunTrust Lease”). Should Landlord acquire such rights, then during the term of the SunTrust Lease, Tenant shall have the right of first refusal (“Right of First Refusal”) to lease all of the space located within the Building that SunTrust now leases and subsequently makes available to Landlord (the “ROR Space”), subject to the terms and conditions of this Section. If Landlord is willing to take possession and control of the ROR Space from SunTrust Bank, then before Landlord executes an agreement with a third party to lease the ROR Space, Landlord will deliver written notice to Tenant indicating the terms and conditions on which Landlord is willing to lease the same to Tenant (the “ROR Offer Notice”). During the ROR Acceptance Period (defined below), Tenant shall have the right to exercise the Right of Refusal with respect to the ROR Space identified in the ROR Offer Notice by delivering written notice to Landlord (the “ROR Acceptance Notice”). If Tenant fails to deliver the ROR Acceptance Notice to Landlord within the ROR Acceptance Period, then Tenant’s Right of Refusal with respect to the ROR Space shall automatically become null and void and of no further force or effect and Landlord shall thereafter be permitted to lease the ROR Space to a third party. Following Tenant’s exercise of the Right of Refusal for all of the ROR Space, Landlord and Tenant shall enter into an amendment of the Lease in form and substance reasonably acceptable to the parties memorializing such sublease. The term “ROR Acceptance Period” shall mean the period of time beginning on the date of the ROR Offer Notice and expiring as of the end on the third business day preceding the last day on which Landlord may deliver notice to SunTrust electing to take possession and control of certain ROR Space. By way of example, if Landlord must deliver such notice to SunTrust Bank by a Friday, then the ROR Acceptance Period will expire at then end of the immediately preceding Tuesday. This will afford Landlord the time to properly exercise the rights it may acquire under the SunTrust Lease after the Date of this Lease.

No provision of this Exhibit constitutes a representation, warranty or covenant that any of the ROR Space will be available for lease by Tenant at any time during the term of the SunTrust Lease. Failure by Landlord to timely deliver possession of ROR Space leased by Tenant pursuant to the terms of this Section shall not affect either the validity of the Lease or the obligations of Tenant hereunder, or be construed to extend the expiration of the Term of this Lease either as to the ROR Space or the balance of the Premises. Except in the case of any transfer permitted under Section 13.7 of the Lease, the Right of Refusal shall be personal to Tenant and shall become null and void upon any assignment of the Lease or sublet of the Premises, or upon a default by Tenant and the expiration of the applicable notice and cure period stated in the Lease.

5. Right of Offer. After the expiration or termination of the SunTrust Lease, Tenant shall have the right of first offer (the “Expansion Option”) to lease space within the Building (the “Expansion Space”) that becomes available during Tenant’s lease term on the following terms and conditions:

(a) At such time as Landlord decides to offer the Expansion Space to a third party, Landlord shall give Tenant written notice of the offer, including the size and location of the Expansion Space. Upon receipt of notice of the offer, Tenant shall have ten (10) business days to accept the terms, provisions and conditions set forth in Landlord’s proposal by giving Landlord written notice of such election (the “Acceptance Notice”), time being of the essence and timely notice being an express condition of valid exercise of the said Right of First Offer. If Tenant rejects Landlord’s offer or does not give the Acceptance Notice within such ten (10) business day period, the Right of First Offer for the Expansion Space shall thereupon automatically be suspended with respect to the Expansion Space for a period of nine (9) months, during which time Landlord may lease said space to the prospective third party. Should Landlord fail to complete such lease with the prospective third party, within such nine (9) month period, Tenant’s Right of First Offer shall be restored and Landlord shall again offer the Expansion Space to Tenant pursuant to the terms of this Section. If Tenant does not give the Acceptance Notice within the time period required herein, and if the economic terms to be offered to said third party yield an effective rent that is less than 90% of the effective rent stated in the Landlord’s proposal, then Tenant’s Right of First Offer shall be restored and Landlord shall again offer the Expansion Space to Tenant pursuant to the terms of this Section.

(b) If Tenant validly exercises the Expansion Option as provided above, then Landlord and Tenant shall enter into a written amendment to this Lease in the form prepared by Landlord and reasonably acceptable to Tenant adding the Expansion Space to the Premises specified in the Landlord Proposal and confirming the terms, conditions and provisions applicable to the Expansion Space as determined in Landlord’s Proposal, but subject to this Section of the Lease.

(c) The term of this Lease shall expire for all Expansion Space included within the Premises upon the expiration of the Term unless such Term is extended or terminated as allowed under this Lease. In no event shall this Lease continue in force and effect as to any Expansion Space included within the Premises beyond the termination of this Lease as to the initial Premises.

(d) Unless contrary terms are included in Landlord’s proposal for the Expansion Space, Tenant shall accept any Expansion Space in its “as is” condition as of the applicable Expansion Commencement Date and Landlord shall not be obligated to make any improvements to any Expansion Space and Tenant shall not be entitled to any construction, build out or other allowance with respect thereto.

(e) If Tenant has validly exercised the Right of First Offer, the Expansion Space identified in the Landlord’s proposal shall be included in the Premises, subject to all of the terms, conditions and provisions of this Lease, except to the extent inconsistent with the Landlord’s Proposal or the other terms of this Section.

(f) Except in the case of any transfer permitted under Section 13.7 of the Lease, the Expansion Option shall be personal to Tenant and shall become null and void upon any assignment of the Lease or sublet of the Premises, or upon a default by Tenant and the expiration of the applicable notice and cure period stated in the Lease.

EXHIBIT G

FORM OF SNDA

SUBORDINATION, NON-DISTURBANCE,

AND ATTORNMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the _____ day of _____ , 200_, by and between General Electric Capital Corporation, a Delaware corporation (“Mortgagee”), and _____________________ , a Delaware corporation (“Lessee”).

R E C I T A L S:

A. Mortgagee has made a loan of up to $_________ (the “Loan”) to SOUTHEAST STB PORTFOLIO, LLC, a Georgia limited liability company (“Borrower”), for the purpose of financing Borrower’s acquisition and development of or refinancing of the property located in Roanoke, VA and described in Exhibit A attached hereto and incorporated herein by reference (said real property and improvements being herein called the “Project”), such Loan being secured by a First Mortgage or First Deed of Trust and Security Agreement dated __________________ and recorded in Volume _____, Page ____, et seq., of the _____________ Records of ______ County, ________ (the “Mortgage”), constituting a lien or encumbrance on the Project; and

B. Lessee is the holder of a leasehold estate in and to Suite ____ of 203 East Silver Springs Blvd., Ocala FL, consisting of approximately 24,502 rentable square feet of space (the “Demised Premises”), under that Lease Agreement (the “Lease”) dated ___________ , 200_ executed by Borrower, as Landlord (Borrower being sometimes hereinafter called “Lessor”), and Lessee, as Tenant; and

C. Lessee and Mortgagee desire to confirm their understandings with respect to the Lease and the Mortgage.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Lessee and Mortgagee agree and covenant as follows:

1. Non-Disturbance. Mortgagee agrees that it will not disturb the possession of Lessee under the Lease upon any judicial or non-judicial foreclosure of the Mortgage or upon acquiring title to the Project by deed-in-lieu of foreclosure, or otherwise, if the Lease is in full force and effect and Lessee is not then in default under the Lease, and that Mortgagee will accept the attornment of Lessee thereafter so long as Lessee is not in default under the Lease.

2. Attornment. If the interests of Lessor in and to the Demised Premises are owned by Mortgagee by reason of any deed-in-lieu of foreclosure, judicial foreclosure, sale pursuant to any power of sale or other proceedings brought by it or by any other manner, including, but not limited to, Mortgagee’s exercise of its rights under any assignment of leases and rents, and Mortgagee succeeds to the interest of Lessor under the Lease, Lessee shall be bound to Mortgagee under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extension thereof duly exercised by Lessee with the same force and effect as if Mortgagee were the Lessor under the Lease; and Lessee does hereby attorn to Mortgagee, as its lessor, said attornment to be effective and self-operative, without the execution of any further instruments on the part of any of the parties hereto, immediately upon Mortgagee’s succeeding to the interest of Lessor under the Lease; provided, however, that Lessee shall be under no obligation to pay rent to Mortgagee until Lessee receives written notice from Mortgagee that Mortgagee has succeeded to the interest of the Lessor under the Lease or otherwise has the right to receive such rents. The respective rights and obligations of Lessee and Mortgagee upon such attornment, to the extent of the then remaining balance of the term of the Lease, shall be and are the same as now set forth therein, it being the intention of the parties hereto for this purpose to incorporate the Lease in this Agreement by reference, with the same force and effect as if set forth in full herein.

3. Mortgagee’s Obligations. If Mortgagee shall succeed to the interest of Lessor under the Lease, Mortgagee, subject to the last sentence of this Paragraph 3, shall be bound to Lessee under all of the terms, covenants and conditions of the Lease; provided, however, that Mortgagee shall not be:

a) Liable for any act or omission of any prior lessor (including Lessor); or

b) Subject to the offsets or defenses which Lessee might have against any prior lessor (including Lessor); or

c) Bound by any rent or additional rent or advance rent which Lessee might have paid for more than the current month to any prior lessor (including Lessor), and all such rent shall remain due and owing, notwithstanding such advance payment; or

d) Bound by any security or advance rental deposit made by Lessee which is not delivered or paid over to Mortgagee and with respect to which Lessee shall look solely to Lessor for refund or reimbursement; or

e) Bound by any termination, amendment or modification of the Lease made without its consent and written approval.

Neither General Electric Capital Corporation nor any other party who from time to time shall be included in the definition of Mortgagee hereunder, shall have any liability or responsibility under or pursuant to the terms of this Agreement after it ceases to own an interest in the Project. Nothing in this Agreement shall be construed to require Mortgagee to see to the application of the proceeds of the Loan, and Lessee’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing the Loan. Lessee acknowledges that Mortgagee is obligated only to Borrower to make the Loan only upon the terms and subject to the conditions set forth in the Loan Agreement between Mortgagee and Borrower pertaining to the Loan. Lessee further acknowledges and agrees that neither Mortgagee nor any purchaser of the Project at foreclosure sale or any grantee of the Project named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Mortgagee or any such purchaser or grantee, has or shall have any personal liability for the obligations of Lessor under the Lease; provided, however, that the Lessee may exercise any other right or remedy provided thereby or by law in the event of any failure by Lessor to perform any such material obligation.

4. Subordination. The Lease and all rights of Lessee thereunder are subject and subordinate to the Mortgage and to any deeds of trust, mortgages, ground leases or other instruments of security which do now or may hereafter cover the Project or any interest of Lessor therein (collectively, the “Prior Encumbrances”) and to any and all advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions of the Mortgage or of any of the Prior Encumbrances. This provision is acknowledged by Lessee to be self-operative and no further instrument shall be required to effect such subordination of the Lease. Lessee shall, however, upon demand at any time or times execute, acknowledge and deliver to Mortgagee any and all instruments and certificates that in Mortgagee’s judgment may be necessary or proper to confirm or evidence such subordination. If Lessee shall fail or neglect to execute, acknowledge and deliver any such instrument or certificate, Mortgagee may, in addition to any other remedies Mortgagee may have, as agent and attorney-in-fact of Lessee, execute, acknowledge and deliver the same and Lessee hereby irrevocably appoints Mortgagee as Lessee’s agent and attorney-in-fact for such purpose. However, notwithstanding the generality of the foregoing provisions of this paragraph, Lessee agrees that Mortgagee shall have the right at any time to subordinate the Mortgage, and any such other Mortgagee or ground lessor shall have the right at any time to subordinate any such Prior Encumbrances, to the Lease on such terms and subject to such conditions as Mortgagee, or any such other Mortgagee or ground lessor, may deem appropriate in its discretion.

5. New Lease. Upon the written request of either Mortgagee or Lessee to the other given at the time of any foreclosure, trustee’s sale or conveyance in lieu thereof, the parties agree to execute a lease of the Demised Premises upon the same terms and conditions as the Lease between Lessor and Lessee, which lease shall cover any un-expired term of the Lease existing prior to such foreclosure, trustee’s sale or conveyance in lieu of foreclosure.

6. Notice. Lessee agrees to give written notice to Mortgagee of any default by Lessor or Borrower under the Lease not less than thirty (30) days prior to terminating the Lease or exercising any other right or remedy thereunder or provided by law. Lessee further agrees that it shall not terminate the Lease or exercise any such right or remedy provided such default is cured within such thirty (30) days; provided, however, that if such default cannot by its nature be cured within thirty (30) days, then Lessee shall not terminate the Lease or exercise any such right or remedy, provided the curing of such default is commenced within such thirty (30) days and is diligently prosecuted thereafter. Such notices shall be delivered by certified mail, return receipt requested to:

GE Capital Corporation

c/o GEMSA Loan Services

1500 City West Blvd., Suite 200

Houston TX 77042

Attention: Access Portfolio Manager

7. Mortgagee. The term “Mortgagee” shall be deemed to include General Electric Capital Corporation and any of its successors and assigns, including anyone who shall have succeeded to Lessor’s interest in and to the Lease and the Project by, through or under judicial foreclosure or sale under any power or other proceedings brought pursuant to the Mortgage, or deed in lieu of such foreclosure or proceedings, or otherwise.

8. Estoppel. Lessee hereby certifies, represents and warrants to Mortgagee that:

a) That the Lease is a valid lease and in full force and effect. That there is no existing default in any of the terms and conditions thereof and no event has occurred which, with the passing of time or giving of notice or both, would constitute an event of default;

b) That the Lease has not been amended, modified, supplemented, extended, renewed or assigned, and represents the entire agreement of the parties;

c) That, except as provided in the Lease, Lessee is entitled to no rent concessions or abatements;

d) That Lessee shall not pay rental under the Lease for more than one (1) month in advance. Lessee agrees that Lessee shall, upon written notice by Mortgagee, pay to Mortgagee, when due, all rental under the Lease;

e) That all obligations and conditions under the Lease to be performed to date have been satisfied, free of defenses and set-offs; and

f) That Lessee has not received written notice of any claim, litigation or proceedings, pending or threatened, against or relating to Lessee, or with respect to the Demised Premises which would affect its performance under the Lease. Lessee has not received written notice of any violations of any federal, state, county or municipal statutes, laws, codes, ordinances, rules, regulations, orders, decrees or directives relating to the use or condition of the Demised Premises or Lessee’s operations thereon.

9. Modification and Successors. This Agreement may not be modified orally or in any manner other than by an agreement, in writing, signed by the parties hereto and their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

10. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MORTGAGEE:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

By:

Name: ______________________
Title: ______________________

LESSEE:	INTELLON CORPORATION
a Delaware corporation

By:

Name: _______________________
Title: ______________________

STATE OF __________	§
§
COUNTY OF _________	§

This instrument was acknowledged before me on this _____ day of _______________, 200__, by ____________________, _______________ of General Electric Capital Corporation, a Delaware corporation, on behalf of said corporation.

(SEAL)

Notary Public in and for

the State of __________

Print name of notary

My Commission Expires:

STATE OF __________	§
§
COUNTY OF _________	§

This instrument was acknowledged before me on this _____ day of _________________, 200__ by ___________________, ______________ of ________________________________, a ___________, on behalf of said ___________.

(SEAL)

Notary Public in and for

the State of ___________

Print name of notary

My Commission Expires: